Exhibit 4.12

This Share Purchase Agreement (the "Agreement") has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or any other party to the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

SHARE PURCHASE AGREEMENT

BY
AND
AMONG

B.E.A. HOTELS N.V.
as Seller
AND

PPHE NETHERLANDS B.V.
as Buyer

AND

PPHE HOTEL GROUP LIMITED

TABLE OF CONTENTS

SECTION №		CONTENT

1	-	The Preamble, Annexes & Headings
2	-	Definitions and Terms
3	-	The Transaction
4	-	Consideration
5	-	Additional Provisions Relating to the PPH Shares
6	-	Representations and Warranties of PPHE Hotel and the Buyer
7	-	Representations and Warranties of Seller
8	-	Disclaimer
9	-	Indemnification
10	-	Limitation of Liability
11	-	Closing and Consummation
12	-	Post-Closing Events
13	-	Taxation
14	-	Term and Termination
015	-	Miscellaneous

Schedules and Appendixes

Exhibit A	-	Seller’s Shareholdings in Purchased Companies
Exhibit B	-	Intercompany Loan
Exhibit C	-	Aareal Bank Release and Consent
Exhibit D	-	Bank Hapoalim Release and Consent
Exhibit E	-	Bank Hapoalim Release of the Elbit VM Guarantees
Schedule 3.2.1	-	Transfer Deed
Schedule 3.2.2	-	Assignment and Assumption Agreement
Schedule 3.3.3	-	Voting Power of Attorney with respect of the Purchased Companies
Schedule 3.5	-	Internal Reimbursement Termination Agreements
Schedule 4.2	-	PPHE Deed of Guarantee
Schedule 4.3	-	Elbit Deed of Guarantee
Schedule 6.4	-	PPHE Financial Statements
Schedule 7.5.3	-	Subsidiary Interests
Schedule 7.6.1	-	Amalfa and Victory Enterprises Financial Statements
Schedule 7.7.1	-	Management Accounts
Schedule 11.6.1.3 11.6.1.2(a)-(f)	-	Purchased Companies’ Board and Shareholders Resolutions
Schedule 11.6.1.4	-	Dutch Powers of Attorney
Schedule 11.6.1.5	-	Notary Letter
Schedule 11.6.1.6(1)-(16)	-	Internal Reimbursement Parties' Board and Shareholder Resolutions
Schedule 11.6.1.7	-	Buyer’s Board and Shareholders Resolutions
Schedule 11.6.1.8	-	PPHE Hotel Board Resolutions
Schedule 11.6.1.9	-	PPHE Holding Subsidiary’s Waiver
Schedule 11.6.2.1	-	Seller’s Board and Shareholder Resolutions
Schedule 11.6.2.2	-	Confirmation of No Indebtedness

SHARE PURCHASE AGREEMENT

Made and entered into as of this 30th day of March, 2012

By and among

1.
B.E.A. Hotels N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands, with its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, having its registered office at Keizersgracht 241, 1016 EA Amsterdam, the Netherlands and registered with the Dutch Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) with nr. 33300462 (“Seller”);

2.
PPHE Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with a statutory seat in Amsterdam, the Netherlands having its registered office at Vinoly Tower, Claude Debussylaan 14, 1082 MD Amsterdam the Netherlands and registered with the Dutch Trade Register under number 53168100 and a controlled indirect subsidiary (100%) of PPHE Hotel (the “Buyer”); and

3.
PPHE Hotel Group Limited (f/k/a Park Plaza Hotels Limited), a company registered in Guernsey (registration no 47131), with a registered office at 1st and 2nd Floors, Elizabeth House, Les Ruettes Brayes, St. Peter Port, Guernsey GY1 1EW, Channel Islands (“PPHE Hotel”);

(each of Buyer, PPHE Hotel and Seller, a “Party” and collectively, the “Parties”).

WHEREAS, PPHE Hotel, indirectly through its wholly owned and controlled (100%) subsidiary(ies) (each, a “PPHE Holding Subsidiary”), and Seller are jointly the sole shareholders of Victoria Monument B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands and registered with the Dutch Trade Register under number 34261169 (“Victoria Monument”); and

WHEREAS, Seller is the sole direct shareholder of (i) Amalfa Investment B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Amalfa”); and (ii) Victory Enterprises II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Victory Enterprises”, and together with Amalfa, the “Seller Companies” (and each, a “Seller Company”) and the Seller Companies together with Victoria Monument, the “Purchased Companies” and each one, individually, a “Purchased Company”), and the shareholdings of Seller in each of the Purchased Companies are as set forth on Exhibit A (the “Purchased Shares”); and

WHEREAS, Victoria Monument wholly owns the asset known as art'otel amsterdam located in the Kadaster building at Amsterdam, the Netherlands (the “art'otel amsterdam”); and

WHEREAS, Amalfa indirectly owns, together with a wholly owned subsidiary of PPHE Hotel, the asset known as the Park Plaza Amsterdam Airport Hotel located at Melbournestraat 1, 1175 RM Lijnden, the Netherlands (the “Airport Hotel”); and

WHEREAS, Victory Enterprises indirectly owns, together with a wholly-owned subsidiary of PPHE Hotel, the assets known as: (i) Park Plaza Victoria Amsterdam Hotel located at Damrak 1-5 , Amsterdam, 1012LG, the Netherlands  (the “Victoria Hotel”) and (ii) Park Plaza Utrecht  Hotel located at Westplein 50, Utrecht 3531 BL, the Netherlands  (the “Utrecht Hotel” and together with art’otel amsterdam, the Airport Hotel and the Victoria Hotel, the “Hotels”, and each one individually, a “Hotel”); and

WHEREAS, Victory Enterprises shall transfer the Astrid Activity in its entirety from Victory Enterprises to the Seller immediately prior to the Closing (subject to the Aareal Bank Release and Consent) and as a condition to the Closing; and

WHEREAS, subject to the completion of the Reorganization (with effect immediately prior to the Closing), the Seller has provided a loan to Victoria Monument, as detailed in Exhibit B (the “Intercompany Loan” as further defined below); and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller all of the Purchased Shares, all in accordance with and subject to the terms and conditions of this Agreement; and

WHEREAS, Seller shall sell and assign to Buyer, and Buyer desires to acquire from the Seller the Intercompany Loan, all in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms and conditions and understandings set forth herein, and other good and valuable consideration (the receipt and adequacy and legal sufficiency of which are hereby mutually acknowledged) the Parties hereby agree as follows:

1.	The Preamble, Annexes & Headings

1.1.	The Preamble to this Agreement forms an integral part hereof and shall be binding upon the Parties as the Agreement itself.

1.2.	The Schedules, Exhibits and other attachments to this Agreement and the Ancillary Agreements (as defined below) constitute an integral part hereof.

1.3.	The headings of the Sections in this Agreement are for convenience of reference only and shall not affect or limit in any way the interpretation or construction of the provisions of this Agreement.

2.	Definitions and Terms

2.1.	The following expressions and terms shall have the meaning as hereinafter defined, unless the context otherwise requires:

“Aareal Bank ”	-
means Aareal Bank, AG, a bank established as an Aktiengesellschaft duly organized and existing under the laws of the Federal Republic of Germany, having its principle place of business at Paulinenstrasse 15, D-65189 Wiesbaden, Germany.

“Aareal Bank Facility Agreement”	-
means the Secured Term Loan Facilities Agreement originally dated October 1, 2004,  as amended by an Amendment and Restatement Agreement dated April 27, 2010, by and among Aareal Bank, as Lender, and Victoria Hotel C.V., Utrecht Victoria Hotel C.V., and The Mandarin Hotel B.V., as Borrowers, and Schiphol Victoria Hotel C.V. and  Victoria Schiphol Holding B.V., as Acceding Obligors, and Utrecht Victoria Hotel C.V., Victoria Hotel C.V., The Mandarin Hotel B.V., Victory Enterprises I BV, Victory Enterprises II  B.V., Victoria Hotel and Restaurant Investment B.V., and Victoria Hotel and Restaurant Management Services B.V. as Guarantors in the aggregate amount of EUR 111,000,000 (EUR One Hundred and Eleven Million) relating to the refinancing of the Hotels and the Mandarin Hotel and the acquisition of the Airport Hotel.

“Aareal Bank Release and Consent”	-	means the Deed of Release and Consent by and between Aareal Bank, the Purchased Companies, Seller, PPHE Hotel and Buyer which upon execution by Aareal Bank, will be attached hereto as Exhibit C.

“Admission”	-	has the meaning set forth in Section 12.1.4.2.

“Affiliate”	-	with respect to any particular Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such particular Person.

“Agreement”	-
means this agreement, the Exhibits, Schedules and other appendices hereto, and instruments supplemental to or amending, modifying or confirming this agreement in accordance with the provisions of this Agreement.

“Airport Hotel”	-	has the meaning set forth in the preamble.
“Amalfa”	-	has the meaning set forth in the preamble.

“Ancillary Agreements”	-
means the Assignment and Assumption Agreement, the PPHE Deed of Guarantee, the Elbit Deed of Guarantee, the Internal Reimbursement Termination Agreements, and all the other documents required to be delivered at Closing and the Transfer Date hereunder, and any other documents or agreements executed and/or delivered in connection with the Transaction contemplated hereby.

“Articles of Association”	-	means articles of association, memorandum of association, bylaws, or any other formation and constitutional documents of the respective entity according to the applicable law.

“art’otel amsterdam”	-	has the meaning set forth in the preamble.

“Assignment and Assumption Agreement”	-	has the meaning set forth in Section 3.2.2 hereof.

“Astrid”	-
Astrid Hotel Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, which is a wholly owned subsidiary of Victory Enterprises.

“Astrid Hotels”	-
means the “Radisson Blu Astrid Hotel” located at Koningin Astridplein 7, B-2018 Antwerp, Belgium and the “Park inn Hotel, Antwerp” located at Koningin Astridplein 14, Antwerp, Belgium, both owned by Astridplaza.

“Astrid Activity”	-
means (i) all Victory Enterprises’ holdings in Astrid and all Victory Enterprises’ rights, benefits, obligations and pending and contingent liabilities pertaining to Astrid, including Astrid’s share capital, of any kind and nature; (ii) all Astrid’s holdings, assets (tangible and intangible, movable and immovable), rights, benefits, obligations and liabilities (whether pending, contingent, existing and future) of any kind and nature; (iii) the Astrid  Hotels and all and any rights, benefits, obligations and liabilities (whether pending, contingent, existing and future) pertaining thereto or derived therefrom; (iv) all the business activity of maintaining, developing and operating the Astrid Hotels, including all ancillary operations, businesses and activities; and (v) the  assignment of the Astrid Intercompany Loans with effect from Closing subject to having obtained Aareal Bank Release and Consent.

“Astrid Intercompany Loans”	-
means any intercompany and shareholders loans made to Astrid and Astridplaza by Victory Enterprises which shall be assigned to Seller with effect from Closing, subject to the terms of that assignment and assumption agreement dated on or around the same date of this Agreement between Victory Enterprises and Astrid and Astridplaza.

“Astridplaza”	-
Astridplaza N.V., a company incorporated in Belgium with registered number 0446.394.988, whose registered office is located at 7 Koningin Astridplein, B-2018 Antwerpen, Belgium, which is a wholly owned subsidiary of Astrid.

“Bank Hapoalim”	-	means Bank Hapoalim BM, an Israeli bank having its principal place of business and Head Office at 23 Menachem Begin Road, Tel-Aviv 66183, Israel, and including Bank Hapoalim London Branch.

“Bank Hapoalim Credit Facility Agreement	-	means the Credit Facility Agreement between Bank Hapoalim BM and Elbit dated March 31, 2011, as amended from time to time.

“Bank Hapoalim London Branch”	-	means the London branch of Bank Hapoalim with an address at 25 Savile Row London W1S 2ES, England, which is the “Lender” in the Bank Hapoalim Victoria Monument Credit Facility Agreement.

“Bank Hapoalim Victoria Monument Credit Facility Agreement	-	means the Credit Facility Agreement entered into by and between Victoria Monument and Bank Hapoalim London Branch dated September 13, 2011.

“Banks”	-	means Aareal Bank and Bank Hapoalim.

“Bank Hapoalim Pledges”	-
means the Pledge Agreements dated March 15, 2012 (for (i) – (iii)) issued by: (i) Seller providing a second-ranking lien in favor of Bank Hapoalim, subject to Aareal Bank's rights under the Aareal Facility Agreement over the Seller's shareholdings in Victory Enterprises and issued in connection with the Bank Hapoalim Credit Facility Agreement; (ii) Victory Enterprises in favor of Bank Hapoalim providing a second-ranking lien, subject to Aareal Bank's rights under the Aareal Facility Agreement over Victory Enterprises’ shareholdings in Victoria Hotel and Restaurant B.V. and issued in connection with the Bank Hapoalim Credit Facility Agreement; (iii) Seller providing a first-ranking pledge over Seller’s shareholdings in Victoria Monument issued in connection with the Bank Hapoalim Credit Facility Agreement; and (iv) Seller, providing a first-ranking pledge in favor of Bank Hapoalim London Branch over Seller's shareholdings in Victoria Monument issued pursuant to the Bank Hapoalim Victoria Monument Credit Facility Agreement and dated September 13, 2011.

“Bank Hapoalim Release and Consent”	-
means the release and consent of Bank Hapoalim with respect to the Bank Hapoalim Pledges (save for the Continuing Encumbrances) and the consent to the Transaction contemplated hereby, which upon execution by Bank Hapoalim, will be attached hereto as Exhibit D.

“Bank Hapoalim Release of the Elbit VM Guarantees”	-	means the release and consent of Bank Hapoalim with respect to the termination of the Elbit VM Guarantees, which upon execution thereof by Bank Hapoalim, will be attached hereto as Exhibit E.

“Business Day”	-	means (i) a day other than Saturday and Sunday; and (ii) any day on which banks located in England, the Netherlands and Israel are open for business.

“Buyer”	-	has the meaning set forth in the preamble.

“Buyer's Financing Assignee”	-	has the meaning set forth in Section 15.3.

“Call Option”	-	has the meaning set forth in Section 5.1.

“Cash Payment”	-	means EUR 23,000,000 (twenty three million Euros).

“Closing”	-	means the closing and consummation of the transactions in accordance with Section 11 hereof.

“Closing Conditions”	-	means the conditions required to be satisfied in order for the Closing to occur, as set forth in Sections 11.2, 11.3 and 11.4 hereof.

“Closing Date”	-	shall have the meaning ascribed to it in Section 11.1 hereof.

“Completion Guarantee”	-	means the Completion Guarantee granted by Elbit in favor of Bank Hapoalim London Branch in connection with the Bank Hapoalim Victoria Monument Facility Agreement, dated September 13, 2011.

“Consideration”	-
means the aggregate consideration to be tendered and/or paid (as applicable) by Buyer and PPHE Hotel hereunder for Seller’s transfer to Buyer of the Purchased Shares and the assignment by Seller of the Intercompany Loan, as set out in Clause 4.1.

“Continuing Encumbrances”	-
means the Encumbrances in favor of Bank Hapoalim London Branch in connection with the Bank Hapoalim Victoria Monument Credit Facility Agreement and in favor of Aareal Bank in connection with the Aareal Bank Facility Agreement.

“Continuing Guarantee”	-	means the Continuing Guarantee granted by Elbit in favor of Bank Hapoalim London Branch in connection with the Bank Hapoalim Victoria Monument Facility Agreement dated September 13, 2011.

“Control” “CREST”	- -
means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

means the Relevant System (as defined in the CREST Regulations) for the paperless settlement of share transfers and the holding of shares in uncertificated form, in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the CREST Regulations).

“Crest Regulations”	-	means the Uncertificated Securities Regulations 2001 (as amended) (SI 2001/3755)
“DCC”	-	means the Dutch Civil Code.

“Determining Factor”	-
means, subject to Section 5.5 hereof: (1) if the PPH Market Price during the Measurement Period is the Target Price or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel) – the number of PPH Shares sold by the Seller during the Measurement Period (if any). The PPH Market Price for the purposes of this part (1) shall be deemed to be the Target Price  or more, if the PPH Market Price during 90 consecutive dealing days at the LSE in the Measurement Period is equal to the Target Price or more; and (2) in all other cases – (A) if Seller has sold during the Measurement Period all or some of the PPH Shares at a price per share of the Target Price or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel) –  the number of PPH Shares sold by the Seller at a price per share equal to the Target Price  or higher  prior to the Settlement Date; and (B) in all other cases in under this part (2) – zero.

“Dutch Powers of Attorney”	-	shall have the meaning ascribed to it in Section 11.6.1.4 and attached as Schedule 11.6.1.4 hereof.

“Elbit Deed of Guarantee”	-
means the Deed of Guarantee issued by Elbit on even date herewith guaranteeing for the benefit of PPHE Hotel and the Buyer all of the obligations of the Seller pursuant to this Agreement and the Ancillary Agreements as set forth on Schedule 4.3 hereof.

“Elbit VM Guarantees”	-	means the Completion Guarantee and the Continuing Guarantee.

“Elbit”	-	has the meaning set forth in the preamble.

“Encumbrances”	-
means any and all third party rights, including, without limitation, preemptive rights, rights of first refusal, rights of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders' agreement, or any other right or restriction on the use, enjoyment, transfer or sale of the asset, liens, pledges, debts, attachments, mortgages, preferential rights, encumbrances and limitations, tax pledges or lawsuits, disputes and/or court proceedings and/or any agreements with third parties which may impede, impair or restrict the free and unfettered use, enjoyment and possession of the relevant asset or any part thereof.

“EUR” or “€”	-	means the Euro, the legal currency of the European Union.

“Event”	-
means an event, act, transaction or omission, including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance.

“GBP” or “£”	-	means the British pound, the legal currency in the United Kingdom.

“Hotel” or “Hotels”	-	has the meaning set forth in the preamble.

“Intercompany Loan”	-
means that certain loan (including current accounts) granted by the Seller to Victoria Monument, including all rights and obligations under such loan, which Intercompany Loan is set forth on Exhibit B.

“Interim Period”	-	shall have the meaning ascribed to it in Section 3.3.3 below.

“Internal Reimbursement Agreements”	-
means the following agreements: (i) Internal Reimbursement Agreement dated September 14, 2011, by and among PPHE Hotel, Seller and Park Plaza Hotels Europe Holdings BV; (ii) Internal Reimbursement Agreement dated December 14, 2010, by and among Victoria Hotel C.V., Victoria Hotel and Restaurant Investment B.V., Utrecht Victoria Hotel C.V., The Mandarin Hotel B.V., Victory Enterprises I, B.V., Victory Enterprises, Victoria Hotel and Restaurant Management Services B.V., Schiphol Victoria Hotel C.V., Victoria Schiphol Holding B.V., Amalfa and Euro Sea Hotels N.V.; (iii) Internal Reimbursement Agreement by and among Victoria Hotel C.V., Victoria Hotel and Restaurant Investment B.V., Utrecht Victoria Hotel B.V., The Mandarin Hotel B.V., Victory Enterprises I B.V. and Victory Enterprises dated October 1, 2004; and (iv) Internal Reimbursement Agreement by and among Victoria Hotel C.V., Victory Hotel and Restaurant Investment B.V., Utrecht Victoria Hotel B.V., The Mandarin Hotel B.V., Victory Enterprises I B.V., Victory Enterprises and Victory Enterprises III B.V. dated February 7, 2000.

“Internal Reimbursement Termination Agreements”	-	has the meaning set forth in Section 3.5.

“London Hotels SPA”	-	means that certain share purchase agreement dated December 29, 2010, by and between Seller, PPHE Hotel and Park Plaza Hotels Europe Holdings B.V.

“London Shares”	-
means the PPHL Shares as such term is defined in the London Hotels SPA, namely, one million ordinary shares of nil par value each of PPHE Hotel, that were allotted to Seller under the London Hotels SPA.

“Long Stop Date”	-	has the meaning set forth in Section 14.2.

“LSE”	-	means the London Stock Exchange plc.

“Material Adverse Effect”	-
means an event affecting the Buyer and/or PPHE Hotel on a consolidated basis, which would, alone or in the aggregate, have a material adverse effect on (i) the financial conditions, operating results, assets liabilities, operations, condition (financial or otherwise) or business prospects of PPHE Hotel and/or the Buyer (on a consolidated basis); or (ii) the ability of PPHE Hotel and/or Buyer to consummate the Transaction and/or fulfill or perform any of its obligations under this Agreement (including payment in full of the Consideration) and/or under any of the Ancillary Agreements.

“Measurement Period”	-	means the period commencing on the Closing Date and ending on the Settlement Date.

“Notary”	-	Mr. Steven van der Waal, civil law notary (notaris) officiating in The Hague, the Netherlands, or one of his substitutes.

“Notary Letter”	-	shall have the meaning ascribed to it in Section 11.6.1.5 and attached as Schedule 11.6.1.5 hereof.

“Notary Third Party Account”	-	means the notarial third party bank account with BIC Code ABNANL2A, with IBAN NL88ABNA0644141832, at ABN AMRO Bank under the name of Buren van Velzen Guelen N.V.

“Party” or “Parties”	-	means Seller, Buyer and/or PPHE Hotel, as applicable.

“Person”	-
means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“PPHE Holding Subsidiary”	-	has the meaning set forth in the preamble.

“PPHE Hotel”	-	has the meaning set forth in the preamble.

“PPHE Deed of Guarantee”	-
means the Deed of Guarantee issued by PPHE Hotel on even date herewith guaranteeing for the benefit of Seller all of the obligations of Buyer and PPHE Hotel pursuant to this Agreement and the Ancillary Agreements as set forth on Schedule 4.2 hereof.

“PPH Market Price”	-	means the market quotation for a PPH Share at close of trading on a dealing day as shown in the Daily Official List of the LSE.

“PPH Shares”	-	means 700,000 (seven hundred thousand) ordinary shares of nil par value each in the capital of PPHE Hotel.

“Pre-Closing Accounting Periods”	-	has the meaning set forth in Section 9.5.

“Purchased Companies”	-	has the meaning set forth in the preamble.

“Purchased Shares”	-	means all of the shares held by Seller in the Purchased Companies as further described in Exhibit A hereto.

“Registrar”	-	means the Trade Register of the Chamber of Commerce in Amsterdam, the Netherlands.

“Remaining Cash Payment”	-	means an amount equal to: 700,000 multiplied by the shortfall between (i) the Target Price and (ii) the Transfer Date Market Price per Share; subject to the adjustments set forth in Section 4 hereof.

“Reorganization”	-
means the performance of all the following actions: (i) sale and transfer of all the Astrid Activity (including, without limitation, the transfer of all Victory Enterprises’ holdings in Astrid, and the assignment and transfer of the Astrid Intercompany Loans) to Seller; and (ii) waiver of certain intercompany loans granted by each of Victory Enterprises and Amalfa to Seller; immediately prior to Closing, subject to Aareal Bank Release and Consent.

“Seller”	-	has the meaning set forth in the preamble.

“Seller Breach”		means a breach of any of the representations and warranties of the Seller as referred to in Section 7 or any breach by the Seller of the other provisions of this Agreement.

“Seller Companies”	-	has the meaning set forth in the preamble.

“Seller's Group”	-	means the Seller and its Affiliates excluding the Purchased Companies and their Subsidiaries.

“Seller Nominee Account”	-	has the meaning set forth in Section 12.1.4.2.

“Settlement Date”	-	means the fourth anniversary of the Transfer Date.

"Settlement Date Market Price Per Share”	-	has the meaning set forth in Section 4.4.1.
“Shareholders Agreements”	-	shall have the meaning ascribed to it in Section 3.6 below.

“Subsidiaries”	-
means Victoria Hotel C.V., Victoria HRI B.V., Utrecht C.V., Victoria HRMS B.V., Schiphol Victoria Hotel C.V., Victoria Schiphol Holding B.V., Melbourne Holding B.V., Melbourne Onroerende Zaken B.V., Melbourne Personeel B.V., each of which Subsidiaries is owned directly or indirectly by PPHE Hotel and Seller jointly.

“Subsidiary Interests"	-	the interests held by the Purchased Companies in the Subsidiaries;

“Target Price”	-	means £4.17.

“Taxes”	-
means all taxes of any kind (including, without limitation, excise, stamp, value added, income, gross receipts, sales, use, transfer and property taxes), withholdings, assessments, levies, imposts, duties,  governmental fees (including, without limitation, license, filing and registration fees), or other charges, of any nature whatsoever under any present or future laws, rules or regulation, together with any related penalties, fines, additions to tax or interest thereon imposed, withheld, levied or assessed by any country, taxing authority or governmental subdivision thereof or therein or by any international authority, including any taxes imposed on any natural or judicial person(s) as result of such person(s) being required to collect and pay over withholding taxes, whatsoever now or hereafter imposed.

“Tax Advisor”	-	has the meaning ascribed to it in Section 9.4.1.

“Tax Dispute”	-	has the meaning ascribed to it in Section 9.4.

“Transfer”	-	means the execution and completion of all the acts and deeds as set forth in Section 12.1.4 below.

“Transfer Conditions”	-	shall have the meaning ascribed to it in Section 12.1.3 below.

“Transfer Date”	-	shall have the meaning ascribed to it in Section 12.1 below.

“Utrecht Hotel”	-	has the meaning set forth in the preamble.
“UKLA”	-	means the Financial Services Authority acting in its capacity as the competent authority for listing pursuant to Part VI of the Financial Services and Markets Act 2000 of the United Kingdom.
“Transaction”	-	means the transactions contemplated hereby as detailed in Section 3 hereof.

“Transfer Date Market Price per Share”	-	means the PPH Market Price as at the Transfer Date.

“Transfer Deed”		has the meaning as set forth in Section 3.2.1.

“Victoria Monument”	-	has the meaning set forth in the preamble.

“Victory Enterprises”	-	has the meaning set forth in the preamble.

“Victoria Hotel”	-	has the meaning set forth in the preamble.

2.2.	All capitalized terms used but not defined hereinabove, shall have the meaning ascribed in the preamble or as set forth below.

2.3.	Where any statement refers to the knowledge, belief or awareness of the Seller, or any analogous expression, it shall be deemed to include an additional statement that:

2.3.1.
it has been made after due enquiry by Seller and the relevant officers of Seller Companies and Seller’s Group, and such other persons of whom the Seller might reasonably be expected to make enquiry given the subject matter of the relevant provision; and

2.3.2.	the knowledge, belief and awareness of the Seller shall be deemed to include the knowledge (whether actual, imputed or constructive), belief and awareness of each such Person.

2.4.	Exhibits and Schedules to Agreement

Exhibit A	-	Seller’s Shareholdings in Purchased Companies
Exhibit B	-	Intercompany Loan
Exhibit C	-	Aareal Bank Release and Consent
Exhibit D	-	Bank Hapoalim Release and Consent
Exhibit E	-	Bank Hapoalim Release of the Elbit VM Guarantees
Schedule 3.2.1		Transfer Deed
Schedule 3.2.2	-	Assignment and Assumption Agreement
Schedule 3.3.3	-	Voting Power of Attorney with respect of the Purchased Companies.
Schedule 3.5	-	Internal Reimbursement Termination Agreements
Schedule 4.2		PPHE Deed of Guarantee
Schedule 4.3		Elbit Deed of Guarantee
Schedule 6.4	-	PPHE Financial Statements
Schedule 7.5.3	-	Subsidiary Interests
Schedule 7.6.1	-	Amalfa and Victory Enterprises Financial Statements
Schedule 7.7.1	-	Management Accounts
Schedule 11.6.1.3(a)-(f)	-	Purchased Companies’ Board and Shareholders Resolutions
Schedule 11.6.1.4	-	Dutch Powers of Attorney
Schedule 11.6.1.5	-	Notary Letter
Schedule 11.6.1.6(1)-(16)	-	Internal Reimbursement Parties' Board and Shareholder Resolutions
Schedule 11.6.1.7	-	Buyer’s Board and Shareholders Resolutions
Schedule 11.6.1.8	-	PPHE Hotel Board Resolutions
Schedule 11.6.1.9	-	PPHE Holding Subsidiary’s Waiver
Schedule 11.6.2.1	-	Seller’s Board and Shareholder Resolutions
Schedule 11.6.2.2	-	Confirmation of No Indebtedness

3.	The Transaction

Subject to the terms and conditions of this Agreement, the Parties undertake that they shall consummate the Transaction as follows:

3.1.
Sale of Purchased Shares and Intercompany Loan.  Subject to the terms and conditions hereof (i) Seller sells to Buyer, and Buyer purchases from the Seller, the Purchased Shares and (ii) Seller shall assign the Intercompany Loan to the Buyer.

3.2.	Transfer of Purchased Shares and assignment of Intercompany Loan. Subject to the terms and conditions hereof:

3.2.1.
At the Closing the Buyer and Seller shall execute the Dutch Powers of Attorney empowering the Notary to execute the transfer deed attached hereto in the agreed form as Schedule 3.2.1 (“Transfer Deed”), by virtue of which, at the Transfer Date the Seller shall transfer the Purchased Shares to the Buyer and the Buyer shall accept transfer of the Purchased Shares free and clear of any and all Encumbrances save for the Continuing Encumbrances. It is hereby clarified and agreed that the Dutch Powers of Attorney shall authorize the Notary to execute the Transfer Deed autonomously and independently without any additional act on part of the Parties and without being required to obtain any further confirmation and/or authorization from the Parties save for Buyer's confirmation that the PPH Shares shall have been allotted to the Seller and the receipt of the Cash Payment in the Notary Third Party Account in accordance with the terms hereof. In addition, at the Closing, Buyer, Seller and PPHE shall sign the Notary Letter, which sets out the procedure to be followed on the Transfer Date and thereafter.

3.2.2.
At the Closing the Seller and Buyer shall execute the assignment and assumption agreement attached hereto in the agreed form as Schedule 3.2.2 (“Assignment and Assumption Agreement”), by virtue of which the Intercompany Loan is assigned to the Buyer free and clear of any and all Encumbrances.

It is hereby confirmed and agreed that the Transaction does not include the Astrid Activity, which will be sold and transferred in its entirety from Victory Enterprises to Seller.

3.3.	Transfer of Title, Ownership and Risk

3.3.1.
Title of ownership to the Purchased Shares shall pass to Buyer upon transfer thereof to it by the Notary by virtue of execution of the Transfer Deed by the Notary with payment of the Cash Payment to the Notary Third Party Account and subject to the issue of the PPH Shares to Seller (or whom Seller shall instruct) at the Transfer Date.

3.3.2.
The risk of loss or damage to the Hotels (by virtue of the indirect holding thereof) as well as the right for all benefits derived therefrom, shall pass from Seller to Buyer upon execution of the Dutch Powers of Attorney at the Closing.

3.3.3.
The control and management of the Purchased Companies shall be transferred from Seller to Buyer upon resignation of Seller's directors pursuant to Section 3.7 below at Closing. Furthermore, Seller shall deliver to Buyer a power of attorney to vote and act on behalf of Seller by virtue of its holdings of the Purchased Shares during the period commencing at Closing and ending at Transfer Date (the “Interim Period”), provided, however, that Buyer shall be entitled to act only in the ordinary course of such Purchased Companies (including, for the sake of clarity) the ongoing management of the Hotels), in the form attached as Schedule 3.3.3 hereof.

3.3.4.
During the Interim Period Buyer undertakes, guarantees and warrants to Seller that the Purchased Companies: (i) conduct its business solely in the ordinary course of business; and (ii) not take a resolution for their winding up.

3.3.5.
During the Interim Period Seller undertakes, guarantees and warrants to Buyer that the Purchased Shares shall be held for the risk and benefit of Buyer and the Seller shall not conduct any transaction in respect of or in connection with the Purchased Shares.

3.4.
Release of Elbit’s Obligations under Elbit VM Guarantees.  Subject to the terms and conditions hereof, at Transfer Date, pursuant to the Bank Hapoalim Release and Consent, Elbit shall be released from all of its obligations under the Elbit VM Guarantees.

3.5.
Termination of Internal Reimbursement Agreements.  At Closing, Seller, Buyer and PPHE Hotel shall cause the relevant parties to the Internal Reimbursement Agreements to enter into termination agreements in the form attached hereto as Schedule 3.5, terminating the Internal Reimbursement Agreements and all rights and obligations amongst such parties with respect to such agreements and consenting to the Transaction (“Internal Reimbursement Termination Agreements”).

3.6.
Termination of Shareholders Agreements. Subject to the terms and conditions hereof, as from the Closing but subject to the completion of the Transfer pursuant to Section 12.1 hereof, all the provisions included in shareholders agreements, joint-ventures agreements or other similar agreements between PPHE Hotel, Buyer and/or any of their respective Affiliates on the one part and Seller and/or any of its Affiliates on the other part, related to the Purchased Companies and/or their subsidiaries, as applicable (the “Shareholders Agreements”), shall be automatically terminated and be of no further effect, except for such provisions that are intended to survive termination (such as confidentiality). The Parties hereby confirm that effective as from the Closing (and subject to its occurrence) they do not have any claims or demands under any of the Shareholders Agreements or any management agreement in place for any of the Hotels.

3.7.
Resignation of Directors. Subject to the terms and conditions hereof, at Closing, (i) Seller shall cause B.E.A. Hotels Management B.V., as managing director of each of the Seller Companies, to deliver letters of resignation pertaining to the resignation of B.E.A. Hotels Management B.V. as managing director of the Seller Companies with immediate effect and shall deliver letters of resignation pertaining to the Seller's resignation as managing director of Victoria Monument with immediate effect. Seller hereby represents and warrants that each of Seller and B.E.A. Hotels Management B.V. has no claims or demands in connection with the termination of - or otherwise in relation to - its services as managing director of each of the Purchased Companies and Seller shall fully indemnify and hold each of the Purchased Companies, the Buyer and PPHE Hotel harmless from any such claim; (ii) each of the Purchased Companies shall adopt a resolution in which it accepts the resignation of the relevant management director and granting such managing director full and final discharge and appointing the directors as indicated by Buyer.

4.	Consideration

4.1.
In consideration for Seller’s sale and transfer to Buyer of the Purchased Shares and the sale and assignment by Seller of the Intercompany Loan to the Buyer, subject to the terms and conditions of this Agreement, Buyer and PPHE Hotel shall pay (or tender, as the case may be), to Seller the Consideration as follows:

4.1.1.	By no later than the Transfer Date, Buyer shall pay the Cash Payment in immediately available funds by wire transfer into the Notary Third Party Account.

The Cash Payment shall be held by the Notary in the Notary Third Party Account for the benefit and at the instruction of the Buyer until the execution of the Deed of Transfer effecting the transfer of the Purchased Shares from the Seller to the Buyer, in accordance with the Dutch Powers of Attorney.

Immediately following the execution of the Deed of Transfer, the Cash Payment shall be held by the Notary in the Notary Third Party Account for the benefit and at the instruction of the Seller.

4.1.2.
By no later than the Transfer Date, PPHE Hotel shall issue to Seller the PPH Shares credited as fully paid and free and clear of any and all Encumbrances and on terms that they rank equally in all respects with the other ordinary shares of PPHE Hotel, including the right to receive all dividends or other distributions in respect of the ordinary shares of PPHE Hotel declared or paid after the date of their issue; and

4.1.3.	Five Business Days following the Settlement Date, Buyer shall pay the Remaining Cash Payment, subject to adjustment pursuant to the provisions of Section 4.4 below.

For avoidance of doubt, the Remaining Cash Payment shall not constitute a consideration paid by PPHE Hotel for the allotment of the PPH Shares.

It is hereby further agreed that if and in the event that at the due date of the Remaining Cash Payment (namely, five Business Days following the Settlement Date) Seller be in breach of its payment obligation under Section 9.2, Buyer shall be entitled to set-off an amount equal to the amount due and outstanding under Section 9.2 from the Remaining Cash Payment.

4.2.
PPHE Deed of Guarantee.  In addition, at Closing, in consideration of, and as an inducement to, the execution of this Agreement and the consummation of the Transaction thereunder, PPHE Hotel shall deliver to Seller a duly executed copy of the PPHE Deed of Guarantee, attached hereto as Schedule 4.2.

4.3.
Elbit Deed of Guarantee.  In addition, at Closing, in consideration of, and as an inducement to, the execution of this Agreement and the consummation of the Transaction thereunder, the Seller shall procure that Elbit delivers to Buyer a duly executed copy of the Elbit Deed of Guarantee, attached hereto as Schedule 4.3.

4.4.	Remaining Cash Payment Adjustment. Subject to Sections 4.5 and 5.5 below, the Remaining Cash Payment shall be adjusted as follows:

4.4.1.
In the event that on the Settlement Date the PPH Market Price per share as calculated in accordance with Section 4.5 (the “Settlement Date Market Price Per Share”) shall equal the Target Price or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), then the Remaining Cash Payment shall be reduced to zero.

4.4.2.
Subject to Section 4.4.3, in the event that the Settlement Date Market Price Per Share shall be less than the Target Price (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), the Remaining Cash Payment shall be reduced by:

4.4.2.1.
The difference between the Settlement Date Market Price and the Transfer Date Market Price per Share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), multiplied by seven hundred thousand; and

4.4.2.2.
The difference between the Target Price and the Settlement Date Market Price per Share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), multiplied by the Determining Factor.

4.4.3.
In the event that the Call Option is exercised and consummated, the Remaining Cash Payment shall be reduced to zero, save that subject to Section 4.4.1 in the event that during the Measurement Period the PPH Market Price per share shall not equal the Target Price  or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), the Remaining Cash Payment will be the amount calculated as the number of shares sold by Seller prior to the exercise of the Call Option multiplied by the lower of (i) the difference between the Target Price and the Settlement Date Market Price per Share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel), and (ii) the difference between the Target Price and the Transfer Date Market Price per Share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel).  The PPH Market Price for the purposes of this Section 4.4.3 shall be deemed to be the Target Price or more if the PPH Market Price during 90 consecutive dealing days in the Measurement Period shall equal the Target Price or more.

In the event that PPHE Hotel (or its assignee) does not exercise the Call Option, then the preceding provisions of this Section 4.4 shall apply.

4.5.
Calculation of Settlement Date Market Price Per Share.  The Settlement Date Market Price Per Share shall be calculated as the average of the closing mid-market PPH Market Price over the 60 trading days preceding the Settlement Date.

4.6.
Delisting of the PPH Shares.  In the event that the shares of PPHE Hotel are no longer listed on the LSE or any other stock exchange due to a tender offer in which the Seller sold the PPH Shares held by it, then the “Settlement Date Market Price Per Share” for the purposes of this Section 4 shall be deemed to be the price per share actually paid under the tender offer and the “Measurement Period” for the purpose of this Section 4 be deemed to be the period commencing on the Closing Date and ending on the day on which the shares of PPHE Hotel are no longer listed on the LSE or any other stock exchange, and the other provisions of this Section 4 shall apply accordingly.

In the event that the shares of PPHE Hotel are no longer listed on the LSE or any other stock exchange due to any reason other than a tender offer in which the Seller sold the PPH Shares held by it (subject to Section 5.5 hereof), then the Remaining Cash Payment shall be set as a fixed amount equal to (i) the Target Price less (ii) the Transfer Date Market Price per Share, multiplied by the number of the PPH Shares held by Seller at the time of delisting, which will be due and payable at the Settlement Date.

5.	Provisions Relating to the PPH Shares

5.1.
Lock-Up. Seller shall not sell, transfer, assign, lend, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right (other than a pledge, lien or a similar type of right), or warrant to purchase or otherwise dispose of the PPH Shares, other than an assignment to an Affiliate of the Seller (in accordance with Section 5.4) or in connection with the exercise of the Call Option, until the earlier of (i) the registration of the PPH Shares for trading on main market of the LSE with premium listing; or (ii) June 30,  2012, provided that this shall not preclude the Seller from accepting an offer which is made for the whole of the share capital of PPHE Hotel or which becomes or is declared unconditional as to acceptances.

5.2.
Call Option. PPHE Hotel (or its assignee) shall have the right to purchase all, but not less than all, of the PPH Shares then held by Seller (subject to Section 5.5 hereof) at the Target Price per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHE Hotel) (the “Call Option”). The Call Option may be exercised by PPHE Hotel (or its assignee) at any time during the Measurement Period by delivery of a written notice to the Seller (the “Exercise Notice”). The closing of the sale of the PPH Shares shall take place on the tenth Business Day following receipt of the Exercise Notice and as part of such closing the Seller shall deliver the PPH Shares free and clear of any Encumbrances against payment of the purchase price thereof.

5.3.
Right of First Refusal.  In the event that a third party (“Offeror”), other than an Affiliate of Seller, offers to purchase or acquire the PPH Shares or any portion thereof then held by Seller (subject to Section 5.5 hereof; the “Offered Shares”), PPHE Hotel (or its assignee, each of PPHE Hotel and the assignee, shall be referred to in this Section as the “PPH Purchaser”) shall have a right of first refusal to purchase the Offered Shares, but not less than all of them, at the same price and terms as offered by the Offeror (“Right of First Refusal”). Seller shall provide PPHE Hotel with a written notice (“Transfer Notice”) of the Offeror’s intent to purchase the Offered Shares, which notice shall include the number of PPH Shares to be purchased and the price per share to be paid by the Offeror and any other terms deemed relevant by Seller. PPH Purchaser shall have 10 days from the date PPHE Hotel receives the Transfer Notice to notify Seller in writing of its intention to purchase all of the Offered Shares on the same terms and conditions as those offered by the Offeror and the identity of the PPH Purchaser. To the extent that the PPH Purchaser notifies Seller of its intention to so purchase the Offered Shares in accordance with the foregoing within such 10 day period, the PPH Purchaser shall purchase all of the Offered Shares on the same terms and conditions as those of the Offeror no later than 5 days from the date the PPH Purchaser provides Seller with its written notice of its intent to purchase the Offered Shares. In the event that the PPH Purchaser does not notify Seller within such 10 day period that it intends to purchase the Offered Shares in accordance with the foregoing, or PPHE Hotel notifies Seller in writing that it will not purchase the Offered Shares within such 10 day period, then Seller shall be entitled to consummate the sale and transfer of the Offered Shares with the Offeror, provided that if Seller does not consummate the sale of the Offered Shares within 60 days of providing the Transfer Notice it will offer to PPHE Hotel again the Right of First Refusal. The Right of First Refusal hereunder shall not derogate from the right to exercise the Call Option in accordance with the provisions of Section 5.1.

5.4.
Notwithstanding anything to the contrary herein, Seller shall have a right, in its sole and absolute discretion, to transfer the PPH Shares to any of its Affiliates, including Elbit, in accordance with the procedures set forth in the Articles of Association of PPHE Hotel, and the foregoing Right of First Refusal of PPHE Hotel shall not apply in such case, provided that the transferee shall assume in writing the obligation of Seller under Sections 5.2, 5.3 and 5.5.

5.5.
It is hereby recorded that under the London Hotels SPA the Seller has been allotted the London Shares subject to certain price adjustment mechanism. In light of the above it is hereby agreed that for the purposes of this Agreement and the London Hotels SPA (to the extent still valid and/or applicable), any sale or disposition of PPH Shares and/or London Shares shall be counted as follows: 60% of the shares so sold will account and be taken in consideration as a sale of London Shares under the provisions of the London Hotels SPA (regardless whether those share are London Shares or PPH Shares) and 40% of the shares so sold will account and be taken in consideration as a sale of PPH Shares under the provisions of this Agreement (regardless whether those share are London Shares or PPH Shares). Accordingly, any reference herein to “PPH Shares sold by the Seller” shall mean such 40% of the aggregate number of the shares of PPHE Hotel sold by Seller as aforesaid, and any reference in the London Hotels SPA to “PPHL Shares sold by the Seller” shall mean such 60% of the aggregate number of the shares of PPHE Hotel sold by Seller as aforesaid.

6.	Representations and Warranties of PPHE Hotel and the Buyer

As a material inducement to Seller to enter into this Agreement and to consummate the Transaction, PPHE Hotel and Buyer, severally and not jointly, hereby represent and warrant to Seller, and acknowledge that Seller is entering into this Agreement in reliance thereon, as follows:

(In this Section 6, each of Buyer and PPHE Hotel shall be referred to also as the “Company”; and each such reference, representation or warranty shall be read and construed as applying at its fullest extent both to Buyer and PPHE Hotel).

6.1.	Organization

6.1.1.
PPHE Hotel is duly incorporated, validly existing and in good standing under the laws of Guernsey, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted.

6.1.2.
Buyer is duly incorporated, validly existing  under the laws of the Netherlands, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted.

6.1.3.	PPHE Hotel and Buyer have not taken any action or failed to take any action, which action or failure would preclude or prevent it from satisfying each of their obligations under this Agreement.

6.2.	Buyer Subsidiary of PPHE Hotel

Buyer is a controlled subsidiary of PPHE Hotel and the shares in the capital of the Buyer are indirectly held by PPHE Hotel.

6.3.	PPH Shares

6.3.1.
Each of the PPH Shares will be, as of the Transfer Date, validly issued to Seller, fully paid and nonassessable, and PPHE Hotel shall convey to the Buyer good and marketable title to such PPH Shares, free and clear of all and any Encumbrances and other third party rights whatsoever, other than the Lock-Up in Section 5.1 and such PPH Shares will be issued by PPHE Hotel in compliance with all applicable laws and stock exchange regulations.

6.3.2.
All the PPH Shares will be, as of the Transfer Date, admitted for trading and freely tradable on the main market of the LSE, without any lock-up or selling restrictions imposed pursuant to any agreement or law (other than standard regulatory lock-up or other restrictions, which are normally imposed on such registrations by any LSE traded companies under the applicable law and the restrictions set forth in this Agreement).

6.4.	PPHE Hotel Financial Statements

PPHL has furnished to Seller its audited, consolidated annual financial statements for the financial year ended 31 December 2011 (the “PPHE Financial Statements” and are attached hereto as Schedule 6.4).

The PPHE Financial Statements (including the related notes, where applicable) so provided are true and accurate in all material respects, and fairly and accurately present the financial position of PPHE Hotel and its consolidated group of companies for the respective financial period.

6.5.	Authorization; Approvals

Each of PPHE Hotel and Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform all of its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by PPHE Hotel and Buyer have been duly and validly authorized by all necessary corporate action. Each of this Agreement and the Ancillary Agreements constitutes a legal, valid and binding obligation of PPHE Hotel and Buyer enforceable in accordance with their terms, and subject to the fulfillment and satisfaction of the Closing Conditions specified therein. Subject to the fulfillment and satisfaction of the Closing Conditions and the Transfer Conditions specified therein, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other Persons is required that has not been, or will not have been, obtained by PPHE Hotel and/or Buyer, as applicable, as of the Closing in order to effect the valid execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction by PPHE Hotel and the Buyer as contemplated hereby.

6.6.	Compliance with other Instruments; No Breach

Neither PPHE Hotel nor Buyer is in violation of its Articles of Association, the effect of which would create an obstacle to or prevent the closing of the Transaction as contemplated hereby. Subject to the fulfillment of the Closing Conditions and the Transfer Conditions, neither the issuance of the PPH Shares to Seller, nor the execution and delivery of this Agreement and/or the Ancillary Agreements, nor the consummation of the Transaction contemplated hereby or thereby, will: (i) conflict with or constitute a breach or violation of the terms, conditions or provisions of, or constitute a default under the Articles of Association of PPHE Hotel or Buyer; or (ii) constitute a breach of the terms, conditions or provisions of or default under or violation in any material respect of any law, statute, stock exchange regulations, rule, any other regulation, judgment, order or decree applicable to PPHE Hotel or Buyer; or (iii) constitute a breach by PPHE Hotel or Buyer of any contract, agreement or undertaking to which PPHE Hotel and/or Buyer is a party or by which any of such Party's property is bound, which breach under any of (i) to (iii) would have a Material Adverse Effect on PPHE Hotel or Buyer.

6.7.	Brokers

No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of PPHE Hotel and/or Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by PPHE Hotel and/or the Buyer in connection with the Transaction as contemplated under this Agreement. PPHE Hotel and Buyer, severally and not jointly, will indemnify and hold Seller and any of its Affiliates harmless from and against any claim or liability resulting from any party claiming any such commission or fee contrary to the foregoing statement.

6.8.	Effectiveness; Survival

Each representation and warranty herein is deemed to be made on the date of this Agreement, at Closing and at the Transfer Date by PPHE Hotel and Buyer and shall survive for a period of 24 months after the Closing.

7.	Representations and Warranties of Seller

As a material inducement to PPHE Hotel and Buyer entering into this Agreement, Seller hereby represents and warrants to PPHE Hotel and Buyer, and acknowledges that PPHE Hotel and Buyer are entering into this Agreement in reliance thereon, as follows:

7.1.	Organization

Each of Seller, Amalfa and Victory Enterprises is duly incorporated and validly existing under the laws of the Netherlands. Each of Seller, Amalfa, Victory Enterprises have all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the other agreements contemplated hereby or thereby and to consummate the Transactions as contemplated hereby and thereby.

7.2.	Approvals; Authorization

Seller has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform all of their obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, as applicable, each of Amalfa and Victory Enterprises, have been duly and validly authorized by all necessary corporate action.  Each of this Agreement and the Ancillary Agreements constitutes a legal, valid and binding obligation of Seller, and, as applicable, of Amalfa and Victory Enterprises, enforceable in accordance with their terms, and subject to the fulfillment and satisfaction of the Closing Conditions specified therein. Subject to the fulfillment and satisfaction of the Closing Conditions specified therein, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other Persons is required that has not been, or will not have been, obtained by Seller as of the Closing in order to effect the valid execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction by Seller, and, as applicable, Amalfa and Victory Enterprises, as contemplated hereby.

7.3.	Compliance with other Instruments; No Breach

Neither Seller, nor Amalfa, nor Victory Enterprises is in violation of its Articles of Association, the effect of which would create an obstacle to or prevent the Closing. Subject to the fulfillment of the Closing Conditions, the execution, delivery and of this Agreement and/or the Ancillary Agreements, and the consummation of the Transaction contemplated hereby or thereby, will not: (i) conflict with or constitute a breach or violation of the terms, conditions or provisions of, or constitute a default under the Articles of Association of Seller, Amalfa or Victory Enterprises; or (ii) constitute a breach of the terms, conditions or provisions of or default under or violation in any material respect of any law, statute, stock exchange regulations, rule, any other regulation, judgment, order or decree applicable to Seller, Amalfa or Victory Enterprises; or (iii) constitute a breach by Seller, Amalfa or Victory Enterprises of any contract, agreement or undertaking to which such entity is a party or by which such entity's property is bound, which breach would obstruct or prevent the consummation of the Transaction contemplated hereby.

7.4.	Brokers

No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Seller is or will be entitled to any broker's or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by Seller in connection with any of the transactions contemplated under this Agreement. Seller will indemnify and hold PPHE Hotel and Buyer harmless from and against any claim or liability resulting from any Party claiming any such commission or fee based upon an act or omission of Seller contrary to the foregoing statement.

7.5.	Purchased Shares and Intercompany Loan

7.5.1.
Seller is the sole legal and beneficial owner of each of the Purchased Shares and upon sale and transfer of the Purchased Shares as provided herein, Seller will convey to the Buyer good and marketable title to the Purchased Shares. Each of the Purchased Shares has been validly issued, is fully paid, free of any Encumbrance and other third party rights, other as set forth in Schedule 7.5.1 hereof,  and have been issued in compliance with all applicable laws.

7.5.2.
No Person (other than PPHE Hotel or its Affiliates) has any agreement, option or any right capable of becoming an agreement or option for the purchase from the Seller of any of the Purchased Shares, nor have there been issued depositary receipts for any of the Purchased Shares.

7.5.3.
Amalfa and Victory Enterprises are the sole legal and beneficiary holders of the Subsidiary Interests as set out in Schedule 7.5.3. The Subsidiary Interests are free of any Encumbrance and other third party rights. No Person (other than PPHE Hotel and its Affiliates) has any agreement, option or any right capable of becoming an agreement or option for the purchase from Amalfa or Victory Enterprises of any of these Subsidiary Interests, nor have there been issued depositary receipts for any of these foregoing Subsidiary Interests.

7.5.4.
Seller is the legal and beneficial owner of the Intercompany Loan, and upon sale and transfer of the Intercompany Loan as provided herein, Seller shall convey the Intercompany Loan, free and clear of any and all Encumbrances and/or any other third party rights whatsoever. Seller hereby confirms that subject to the Reorganization, there are no other intercompany loans between Seller’s Group and Seller Companies save for the Intercompany Loan.

7.5.5.
Amalfa and Victory Enterprises each solely function as a holding company and do not perform any other activity. Exhibit A sets forth the entire list of companies held by Amalfa and Victory Enterprises.

7.5.6.
Each of Amalfa and Victory Enterprises is not employing any employee, does not have or maintain bank accounts, and does not directly own any real property and/or intellectual property rights (including domain names), nor engaged in any commercial agreements, transaction or ongoing, pending or threatened litigation, arbitration, mediation or similar proceedings, subject to Section 7.5.7 below, save for the Intercompany Loan and shareholders agreements with respect to the holding of the Hotels, as well as agreements to which Buyer and/or PPHE Hotel or any of their Affiliates are parties.

7.5.7.	Subject to the completion of Reorganisation and the transfer the Astrid Activity, the Purchased Companies shall not have any liability with respect to the Astrid Activity.

7.5.8.	Each of Amalfa and Victory Enterprises is not a tenant of, or a guarantor in respect of, leasehold property other than as may relate to the Hotels.

7.6.	Financial Statements of Amalfa and Victory Enterprises

7.6.1.
Seller has furnished to Buyer the audited annual financial statements for the financial year ended on December 31, 2011 of Amalfa and Victory Enterprises (the “Amalfa and Victory Enterprises Financial Statements” and are attached hereto as Schedule 7.6.1).

7.6.2.
The Amalfa and Victory Enterprises Financial Statements (including the related notes, where applicable) so provided are true and accurate in all material respects, and fairly and accurately present the results of and the financial position of Amalfa and Victory Enterprises.

7.6.3.
Neither Amalfa nor Victory Enterprises has any liability or obligation of any nature exceeding an aggregate amount of €50,000 (Euro fifty thousands) (whether absolute, accrued, contingent or otherwise), including a liability relating to Taxes, except to the extent provided for in the Amalfa and Victory Enterprises Financial Statements.

7.7.	Management Accounts of Amalfa and Victory Enterprises

7.7.1.
Seller has furnished to Buyer pro-forma (unaudited) financial statements for the period ending on March 31, 2012 of Amalfa and Victory Enterprises (the “Management Accounts”) and are attached hereto as Schedule 7.7.1.

7.7.2.
The Management Accounts: (i) were prepared in accordance with the same accounting policies as the Amalfa and Victory Enterprises Financial Statements; (ii) were prepared on the basis of Seller's estimations as for the results of Amalfa and Victory Enterprises for the period ending on March 31, 2012, and, so far as the Seller is aware, do not contain any material inaccuracies; and/or (iii) fairly state the assets and liabilities of each of Amalfa and Victory Enterprises at the date to which they are made up and the results of its operations for the aforementioned period.

7.7.3.
There are no liabilities exceeding an aggregate amount of €50,000 (Euro fifty thousands) (including contingent, disputed, unquantified or otherwise but excluding Tax liabilities) of Amalfa and Victory Enterprises except as disclosed in the Management Accounts.

7.7.4.
Since 31 December 2011: (i) the business of Amalfa and Victory Enterprises (i.e., as holding companies with respect to the Hotels as set forth herein) has been continued in the usual course without any material interruption or material alteration in the nature, scope or manner of the business; (ii) no dividend or other distribution has been declared, made or paid by Amalfa or Victory Enterprises; and (iii) no resolution of shareholders of Amalfa and/or Victory Enterprises has been passed, save for those representing the ordinary business of an annual general meeting and/or with respect to the grant of the Encumbrances as set forth herein or in connection with the Aareal Bank Facility Agreement, Bank Hapoalim Credit Facility Agreement and/or Bank Hapoalim Victoria Monument Credit Facility Agreement.

7.8.	PPH Shares

7.8.1.
In agreeing to accept the PPH Shares Seller has relied only on publicly available information relating to PPHE Hotel and has not relied on any warranty or representation made by PPHE Hotel, or any of its directors, employees, agents or advisers, all the above, save for any expressly given in this Agreement.

7.8.2.
Seller has consented to receiving information which would make it an “insider” for the purposes of Part V of the UK Criminal Justice Act 1993 (the “CJA”) and Chapter 5.4. of the Dutch Act on the financial supervision (Wet op het financieel toezicht) and it is aware of, and has complied with, the obligations it has under the CJA and Chapter 5.4. of the Dutch Act on the financial supervision (Wet op het financieel toezicht) and section 118 of the UK Financial Services and Markets Act (“FSMA”), to the extent applicable to it in relation to PPHE Hotel and the PPH Shares.

7.8.3.	Seller agrees to comply with any applicable rules and regulations of the LSE, the FSMA and any rules and regulations from the UK Financial Services Authority and the UKLA.

7.9.	Taxes

7.9.1.
All Tax due and payable, deducted, or withheld by any Seller Company prior to the date hereof has been paid or, to the extent should have been deducted or withheld, deducted or withheld. Sufficient provisions have been made for Tax in accordance with the relevant accounting principles applied and used in the Victory Enterprises and Amalfa Financial Statements and the Management Accounts.

7.9.2.
Each Seller Company has duly, and within any appropriate time limits (including any extensions of filing obligations if applicable), made all material returns required to be made to all relevant Tax Authorities and all such returns were complete and accurate in all material respects.

7.9.3.
No Seller Company is involved in any current dispute with any Tax authority or has in the last three years been the subject of any dispute with any Tax authority nor, as far as Seller is aware it subject to an investigation by any Tax authority or has been so in the last three years.

7.9.4.	The Seller Companies are not registered for VAT purposes and none of the Seller Companies is or has been a member of a group of companies with any member of the Seller’s Group for VAT purposes.

7.9.5.
Save for the restructuring of Utrecht Hotel holding entity (e.g., the transformation thereof from a limited liability company to a partnership), in the current financial year and the previous five (5) financial years, no Seller Company has claimed or has been granted an exemption from Tax in connection with a reorganisation or a merger. A reorganisation or merger coming into effect before the Transfer Date will not give rise to the assessment or payment of Tax after the Transfer Date.

7.9.6.	No Seller Company is subject to a special regime in relation to Tax.

7.9.7.	All documents which may influence the Tax position of a Seller Company (including all agreements, rulings and compromises with a Tax Authority) have been fairly disclosed in the tax due diligence.

7.10.	Information

To Seller's best knowledge, all information that is or reasonably could be relevant to the Buyer and/or PPHE Hotel in relation to Amalfa, Victory Enterprises, the Purchased Shares, the Subsidiary Interests of Amalfa and Victory Enterprises and the Intercompany Loan have been fairly disclosed to the Buyer and/or PPHE Hotel by (or on behalf of) the Seller.

7.11.	Effectiveness; Survival

Each representation and warranty herein is deemed to be made on the date of this Agreement, at Closing and at the Transfer Date by Seller, save for the representations and warranties set forth in Sections 7.6.3 and 7.7.3 herein which will be deemed to be made on the date of this Agreement and at Closing and subject to any obligation and/or liability which shall be incurred by the Purchased Companies under the management of Buyer following the Closing. Each representation and warranty in this Section 7 (except for 7.5.1, 7.5.2, 7.5.3, 7.5.4 and 7.97.9) shall survive for a period of 24 months after the Closing. Each representation and warranty in Sections 7.5.1, 7.5.2, 7.5.3, 7.5.4 and 7.8 shall survive for a period of six months following the expiry of the applicable statute of limitations and in any event for not less than seven years after Closing.

8.	Disclaimer

8.1.
Each of PPHE Hotel and Buyer further represents to Seller that it acknowledges and confirms, and hereby waives any rights or claim it has or shall have in this respect, that other than the express representations set forth above the Purchased Shares are sold and transferred and the Intercompany Loan is sold and assigned “As Is”, with no other representations and/or warranties whatsoever from the Seller, whether express or implied, including without limitation with respect to the Purchased Shares, Purchased Companies, Hotels, the Intercompany Loan, the business activity and financial status of the Purchased Companies and/or any indebtedness thereof than set out in this Agreement.

8.2.
In this regard, it is further clarified and declared by PPHE Hotel and Buyer that PPHE Hotel, through its Affiliates and the PPHE Holding Subsidiaries:- (i) is a substantial shareholder of the Subsidiaries and Victoria Monument together with Seller; (ii) has appointed key officers at Victoria Monument, the Subsidiaries and the Hotels; (iii) has full transparency and access to all the information and documents that related to the Victoria Monument, the Subsidiaries and the Hotels; (iv) its representatives has joint signatory rights with respect to Victoria Monument and the Subsidiaries; (v) has designated representatives who are acting as Directors in the Board of Directors of Victoria Monument and the Subsidiaries; and (vi) is deeply involved in the day-to-day operation of Victoria Monument, the Subsidiaries and Hotels, is fully acquainted and well informed and updated with all the relevant data and information in all aspects relating to Victoria Monument, the Subsidiaries, and the Hotels, and save as set forth in Section 7, has no need for any further disclosure, representations and warranties.

9.	Indemnification

9.1.
Without prejudice to any other rights or remedies Buyer and PPHE Hotel may have under this Agreement or applicable law, subject, however, to Section 10 hereof and provided that all such remedies, either under this Agreement or by law, shall be alternative and not cumulative and in no event Buyer and/or PPHE Hotel shall be entitled to more than its actual direct damages (vermogensschade) as referred to in sections 6:95 and 6:96 DCC and Section 10 below, Seller hereby undertakes to indemnify and hold harmless (vrijwaren en schadeloosstellen) each of the Buyer and PPHE Hotel and their successors and permitted assigns (in accordance with this Agreement), Amalfa and Victory Enterprises, from and against all actions, claims, costs and expenses (including reasonable fees of legal and other advisors) for and in relation to:

9.1.1.
any Tax liability of the Seller Companies and, to the extent allocable on a pro rata ownership basis, Victoria Hotel CV (so long as such Tax Liability is attributed to Seller Companies or its holdings in Victoria Hotel CV (direct and indirect)), as a result of any Event occurring before the Transfer Date, or with respect to any income, profits or gains which were earned, accrued or received before the Transfer Date, to the extent not provided for in the Amalfa and Victory Enterprises Financial Statements and/or Management Accounts;

9.1.2.
any Tax liability which is primarily a liability of the Seller’s Group, for which a Seller Company is held liable as a result of the failure by any member of the Seller’s Group to pay the relevant Tax Liability pursuant to articles 39 and 43 of the Tax Collection Act 1990 (Invorderingswet 1990);

9.1.3.
any set-off of any right of Buyer and/or its Affiliates to a repayment of Tax relating to the period after the Transfer Date, against a liability to Tax of any member of the Seller’s Group pursuant to article 24 of the Tax Collection Act 1990 (Invorderingswet 1990);

9.1.4.
in addition and without derogating from Section 9.1.1, any Tax liability which is primarily the liability of a third party not being a Purchased Company, one of the Subsidiaries, PPHE Hotel, PPHE Holding Subsidiary, Buyer and/or any Affiliate of PPHE Hotel, PPHE Holding Subsidiary and Buyer, for which a Seller Company is liable as a result of having entered into any agreement or arrangement on or before the Closing Date, to the extent not provided for in the Amalfa and Victory Enterprises Financial Statements and/or Management Account, including, but not limited to:

9.1.4.1.	any such liability pursuant to sections 34 and 35 of the 1990 Tax Collection Act (Invorderingswet 1990); or

9.1.4.2.	any such liability pursuant to a tax indemnity or tax sharing arrangement; and

9.1.5.	any liability with respect to and/or in connection with the Astrid Activity, including any claim in connection with the sale and transfer of the Astrid Activity and the Reorganization.

9.1.6.
any direct damages as referred to in sections 6:95 and 6:96 DCC in connection with any claim to be made by a creditor of the Seller Companies with respect to or in connection with the Seller Companies’ non-compliance with section 2:408 DCC.

This indemnity also covers any financial loss to Amalfa and Victory Enterprises resulting from the joint and several liability with Seller for fiscal unity corporate income tax and VAT liabilities;

(all the above, collectively, "Claim").

9.2.	Subject to the remaining provisions of this Section 9, a payment to be made by the Seller under this Section 9 shall be made by the earlier of:

9.2.1.
on the date which is five (5) Business Days prior to the last date on which the payment of Tax may be made (subject to any right to object or appeal such Tax imposition) in order to avoid incurring a liability to interest or penalties; or

9.2.2.	upon reaching a settlement agreement with the Tax authorities regarding such Tax imposition, in accordance with the terms of the settlement agreement; or

9.2.3.	upon receiving a conclusive judgment from the competent judicial authority with respect to such Tax imposition, in accordance with provisions of the said judgment.

9.3.
The Seller shall not be liable for any Claim unless the Seller receives from the Buyer written notice containing reasonable details of the Claim as soon as reasonably practicable after the date on which the Claim comes to the notice of the Buyer (and, in any event, in the case of a Claim which requires an appeal to be made against it or other action to be taken within a specified period of time, within three Business Days); provided, however, that the failure to so deliver a notice to the Seller shall not affect the Buyer and/or PPHE Hotel's right to indemnification hereunder, unless (and solely to the extent) the Seller's interests are actually and materially prejudiced thereby.

9.4.
Within ten Business Days (and, in any event, in the case of a Claim which requires an appeal to be made against it or other action to be taken within a specified period of time, within three Business Days) from Buyer's aforementioned notice, Seller shall notify Buyer whether it elects to pay the Tax due, negotiate or challenge it. Should Seller elect to negotiate a settlement with the Tax authorities or to initiate legal proceedings to challenge it (e.g., appeal or take other legal action against it; a “Tax Dispute”), the following provisions shall apply:

9.4.1.
The Parties shall appoint KPMG (the “Tax Advisor”; and if KPMG will be unable or shall not agree to be the Tax Advisor, than such other Person(s) as KPMG shall recommend out of which the Buyer shall elect the Tax Advisor to be nominated according to this Section 9) to handle and manage the care of the Tax Dispute. Should the Tax Advisor determine that the obtainment of a legal advice and/or initiation of legal proceedings is required or recommended, the Tax Advisor shall recommend on the appointment of the appropriate and suitable law firm to handle the legal aspects of the Tax Dispute, and the Parties shall appoint the law firm so recommended to represent the Purchased Companies as aforesaid, under the Tax Advisor's directions and supervision. Seller shall bear the fees, costs and expenses of the Tax Advisor and law firm so appointed.

9.4.2.	The Parties shall fully cooperate and coordinate any decision required to be taken in the management and settlement of the Tax Dispute, bona-fide and in good faith.

9.4.3.
In any event of dispute with respect to the handling or management of the Tax Dispute or a failure by the Parties to reach a mutual decision, position or strategy with respect to the Tax Dispute, the Tax Advisor shall decide on the subject matter in questions on an arm's length basis. The Tax Advisor shall act in the capacity of third party expert (and not arbitrator). The Tax Advisor shall prepare and submit its decision in writing to both Parties within 30 days from its appointment (or longer period if so agreed by both Parties, such agreement shall not be unreasonably denied or withheld). The Tax Advisor's decision shall be final and binding upon the Parties, except in the case of fraudulent act or willful misconduct.

9.4.4.
Notwithstanding anything contained herein, neither Party (nor the Tax Advisor) shall take any position or action with respect to any Claim or Tax Dispute, that may result with any criminal or administrative indictment, sanction, penalty or liability by any authority, governmental body or tribunal, on the former, current or future directors and officers of the Purchased Companies or on the former, current or future directors and officers of the Parties or Elbit Group.

9.4.5.
Neither the Buyer, PPHE Hotel, nor the Seller Companies shall be obliged to take any action in accordance with this Section 9.4, or make any settlement or compromise: (i) which is likely, in the opinion of the Buyer or the Seller Companies, to have a material adverse effect on the Tax liability of the Purchased Companies or involve or may result with any criminal or administrative indictment, sanction or penalty by any governmental body, (ii) unless where an appeal cannot be made without the Tax the subject of the Claim being paid to the relevant Tax authority, the Seller pays such amount to the applicable Tax authority, (iii) if the Seller is unable to pay its debts as they fall due, starts negotiations with creditors with a view to the general readjustment or rescheduling its indebtedness or other steps are taken or legal proceedings are started for its bankruptcy; or (iv) where action would constitute or involve providing any incorrect or misleading information or information which the Buyer or the Seller Companies consider, acting reasonably, after having consulted with the Seller and having had due regard to the comments of the Seller in relation to such correspondence, to be incorrect or misleading, in which case the Buyer shall be free to act at its discretion, acting reasonably, and the Seller shall be liable to indemnity the Buyer in accordance with this Section 9 and the provisions of Sections 9.4.1 to9.4.3 shall not apply.

9.5.
The Seller or its duly authorised agent is responsible for the preparing, submitting, negotiating and agreeing with the relevant Tax authority, all Tax returns of each Seller Company for each accounting period ending on or before the Closing Date (the “Pre-Closing Accounting Periods”).

9.6.	In relation to any action as is referred to in Section 9.4 above, the Seller shall:

9.6.1.	keep Buyer and PPHE Hotel fully informed of all matters relating thereto and deliver to the Buyer copies of all correspondence with Tax authorities relating thereto;

9.6.2.
submit to Buyer and PPHE Hotel for approval (which approval shall not be unreasonably withheld or delayed) all correspondence and documents which it intends to submit to a Tax authority and take into account all such reasonable comments as the Buyer may make;

9.6.3.
not submit to a Tax authority any such correspondence or documents, or agree any matter in relation to the Pre-Closing Accounting Periods without the prior written approval of the Buyer not to be unreasonably withheld or delayed and for the avoidance of doubt the Buyer’s approval shall be deemed not to be unreasonably withheld where the Buyer reasonably considers that:

9.6.3.1.	such documents or correspondence are not true, accurate and lawful; or

9.6.3.2.	such documents, correspondence or agreement is reasonably likely to prejudice the amount of liability of a Seller Company in respect of Tax for which the Seller is not liable under this Agreement.

9.7.
The Buyer shall provide or shall procure the provision of all access to such information and assistance which may reasonably be required by the Seller to prepare, submit and agree all Tax returns, in each case relating to the Pre-Closing Accounting Periods.

9.8.	All payments made by the Seller under this Section 9 shall be made gross and without deduction of withholding Tax.

9.9.
If a payment under Section 9 will be or has been subject to Tax, the Seller shall pay to the Buyer and PPHE Hotel the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Buyer and PPHE Hotel receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

9.10.
After the Closing, the Buyer and PPHE Hotel and the Seller shall make available to the other, as reasonably requested, all information, records or documents relating to the liability for Tax or potential liability of the Seller Companies for Tax for all periods prior to or including the Transfer Date and will preserve such information, records or documents until ninety (90) days after the expiration of any applicable statute of limitations or extensions thereof.

10.	Limitation of Liability

10.1.
Notwithstanding anything to the contrary in this Agreement, each Party (including PPHE Hotel as guarantor of Buyer and Elbit as guarantor of Seller) shall be liable solely and exclusively to direct damages (vermogensschade) as referred to in sections 6:95 and 6:96 DCC. In no event a Party to this Agreement (including PPHE Hotel as guarantor of Buyer and Elbit as guarantor of Seller) shall be liable, and indemnify the other Party (including Buyer and/or PPHE Hotel), for consequential, indirect, derived (afgeleide) or incidental damages or diminution in value or lost profits, and less any benefits as referred to in section 6:100 DCC, losses, deficiencies, liabilities, costs and expenses. Without limitation to the foregoing, the applicability of Title 1 Book 7 DCC, and section 6:228 DCC, are hereby specifically excluded.

10.2.
In addition and without prejudicing the foregoing, the Seller shall not be liable in respect of a Seller Breach if and to the extent that such Seller Breach is attributable to, or arises or is increased as a result of any change in accounting policies or any change in legislation or regulations not in force at the date hereof.

11.	Closing and Consummation

11.1.	Closing

Subject to the satisfaction or waiver of each of the Closing Conditions set forth in Sections 11.2 (the waiver of which shall be at a mutual agreement by all Parties), 11.3 (the waiver of which shall be at Seller's sole discretion) and 11.4 (the waiver of which shall be at Buyer and PPHE Group's sole discretion), the acts and deeds set forth in Section 11.6 shall take place on a date which is two Business Days after the date of the satisfaction or waiver of any and all of the Closing Conditions or such other date agreed by the Parties (the “Closing Date”), which, subject to Section 14.1, is targeted to occur by no later than March 31, 2012, at such time and place as shall be mutually agreed. Each Party shall use its best efforts to cause the satisfaction of the Closing Conditions applicable to such Party prior to March 31, 2012.

11.2.	Both Parties’ Conditions for Closing

The Closing and the obligations of the Parties to consummate transactions set forth in Section 11.6, are subject to the fulfillment of the following conditions precedent, any one or more of which may be waived in whole or in part by all Parties, on or before the respective Closing Date:

11.2.1.1.
Representations and Warranties. The representations and warranties made by each of the Parties in this Agreement and in each Ancillary Agreement to which it is a party shall have been true and correct when made, and shall be true and correct at Closing.

11.2.1.2.
Performance of Covenants. All covenants, agreements, conditions contained in this Agreement and in the Ancillary Agreements, to be performed or complied with by each of the Parties prior to or at the Closing shall have been performed or complied with by such Party;

11.2.1.3.
Legal Action. There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the Transaction, and no Party hereto shall be prohibited by any law, regulation, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the Transaction.

11.2.1.4.
Consents, Approvals etc. All approvals for the consummation of the Transaction, including the approval of the Banks pursuant to their relevant Release and Consent shall have been obtained as of Closing including, without limitation, all consents and approvals required by agreement, operation of law and stock exchange regulations in any relevant jurisdiction or otherwise for the execution and delivery of all the Closing transactions stipulated in Section 11.6 hereof and the Post-Closing Events stipulated in Section 12 below (unless explicitly specified otherwise in the said Section 12).

11.2.1.5.
Reorganization and Transfer of the Astrid Activity.  Buyer and PPHE Hotel each acknowledge and agree that, with effect immediately prior to the Closing, Seller and Victory Enterprises shall transfer the Astrid Activity in its entirety, to Seller, and neither Astrid Activity nor Astrid Hotels shall be transferred to Buyer hereunder, and that the Reorganization shall be executed and perform with effect immediately prior to the Closing.

11.2.1.6.	Bank Hapoalim Release and Consent. Seller, Buyer and PPHE Hotel shall have received the Bank Hapoalim Release and Consent.

11.3.	Seller’s Conditions for Closing

The closing and consummation of the transactions set forth in Section 11.6  and the obligations of Seller to consummate the Closing, are subject to the fulfillment of the following conditions precedent to Seller’s sole satisfaction, any one or more of which may be waived in whole or in part by Seller, which waiver shall be at the sole discretion of Seller, on or before the respective Closing Date:

11.3.1.1.
Delivery of Documents.  All of the documents and items to be delivered to Buyer and PPHE Hotel pursuant to Sections 11.6.1 and 11.6.2 shall have been delivered in a form and substance reasonably satisfactory to Seller.

11.4.	PPHE Hotel and Buyer Closing Conditions

The closing and consummation of the transactions set forth in Section 11.6 at the Closing, and the obligations of PPHE Hotel and Buyer to consummate the Closing are subject to the fulfillment of the following conditions precedent, any one or more of which may be waived in whole or in part by PPHE Hotel and Buyer, which waiver shall be at the sole discretion of the Buyer, at or before the Closing Date:

11.4.1.1.
Delivery of Documents. All of the documents to be delivered by Seller pursuant to Sections 11.6.1 and 11.6.2 hereof shall have been delivered in a form and substance reasonably satisfactory to PPHE Hotel and Buyer.

11.4.1.2.
Reorganization and Transfer of the Astrid Activity. Buyer and PPHE Hotel shall have received evidence satisfactory to each of them that the Astrid Activity in its entirety, has been sold and transferred to Seller immediately prior to Closing, and that the Reorganization shall have been completed (subject to certain conditions subsequent that needs to be satisfied at or before the Transfer Date as set forth in the Reorganization documents, a copy of which shall be delivered to Buyer), without any representation, warranty, indemnification or any other obligation or liability of Victory Enterprises or any other Purchased Company or Subsidiary.

The Conditions set forth in Sections 11.2, 11.3 and 11.4, collectively, the “Closing Conditions”.

11.5.	Cooperation

Each of the Parties shall use its best efforts to cooperate with the other Party to perform any actions necessary to fulfill the Closing Conditions which it is required to fulfill as such conditions are aforementioned, as soon as possible after the execution of this Agreement, including the submission, response and filing of any regulatory forms, applications and information required of the applicable regulatory authorities for the consummation of the Transaction contemplated hereby.

11.6.	Acts and Deeds at Closing

At the Closing, the acts and deeds set forth below shall take place, which acts and deeds shall be deemed to take place simultaneously and no act or deed by any Party shall be deemed to have been completed or any document delivered until all such acts and deeds have been completed and all required documents have been delivered:

11.6.1.	At the Closing, the Parties shall:

11.6.1.1.	Assignment and Assumption Agreement. Procure the duly execution of the Assignment and Assumption Agreement in the form set forth on Schedule 3.2.2;

11.6.1.2.
Termination of Internal Reimbursement Agreements. The Parties shall cause the parties to the Internal Reimbursement Agreements to enter into the Internal Reimbursement Termination Agreements as set forth on Schedule 3.5.

11.6.1.3.
Purchased Companies Board and Shareholder Resolutions.  Duly and validly execute board and shareholder resolutions of each of the Purchased Companies in the forms attached hereto as Schedules 11.6.1.3(a)–(f) authorizing, inter alia, the assignment and transfer of the Intercompany  Loans, the resignation and discharge of the directors appointed by Seller, and the appointment of new directors as designated by Buyer, to the boards of directors of each of the Purchased Companies, and the sale and transfer of the Purchased Shares to Buyer; and

11.6.1.4.
Dutch Powers of Attorney.  Each of Buyer and Seller shall duly execute a Dutch power of attorney to authorize the Notary to execute the Transfer Deed, in substantially the form attached as Schedule 11.6.1.4 hereof (the "Dutch Powers of Attorney").

11.6.1.5.
Notary Letter.  Each of Buyer and Seller shall duly execute a notary letter which shall set forth the authorization and instructions to the Notary to use the Dutch Powers of Attorney and execute the Transfer Deed and to deliver the Cash Payment in terms of the provisions of Section 12.1 hereof, in substantially the form attached as Schedule 11.6.1.5 hereof (the "Notary Letter").

11.6.1.6.
Board and Shareholder Resolutions of Parties Terminating the Internal Reimbursement Agreements.  Cause the parties terminating the Internal Reimbursement Agreements to duly and validly execute board and shareholder resolutions of each of such entities in the forms attached hereto as Schedules 11.6.1.6(1)–(16) authorizing, inter alia, the termination of the Internal Reimbursement Agreements and the consent to the Transaction.

11.6.1.7.
Buyer Board and Shareholder Resolutions. Buyer shall deliver to Seller true and correct copies of the duly and validly executed resolutions of the Buyer’s board of directors and the Buyer’s shareholder(s) in the form attached hereto as Schedule 11.6.1.7(a) and Schedule 11.6.1.7(b), each authorizing, inter alia, the consummation of the Transaction by Buyer and the Buyer’s execution, delivery and performance of this Agreement, including the Ancillary Agreements;

11.6.1.8.
PPHE Hotel Board Resolutions.  PPHE Hotel shall deliver to Seller a true and correct copy of the duly and validly executed resolutions of PPHE Hotel’s board committee in the form attached hereto as Schedule 11.6.1.8 authorizing, inter alia, the consummation of the Transaction by PPHE Hotel subject to the terms and conditions hereof, the execution and delivery of, and the performance by PPHE Hotel of this Agreement, including the Ancillary Agreements, including specifically, the Deed of Guarantee;

11.6.1.9.
Shareholder’s Waiver. PPHE Hotel shall cause the PPHE Holding Subsidiary which is the direct shareholder of Victoria Monument, to execute and deliver to Seller, in respect of art’otel amsterdam: a shareholders’ resolution pertaining to compliance with the statutory share transfer restrictions of Victoria Monument in respect of the transfer of shares in such Purchased Company, in the form attached hereto as Schedule 11.6.1.9;

11.6.1.10.	PPHE Deed of Guarantee. PPHE Hotel shall deliver to Seller the duly executed PPHE Deed of Guarantee;

11.6.1.11.	Additional Documents. Deliver to Seller all other documents reasonably requested by Seller in order to consummate the transactions set out in this Section 11.6.1 as contemplated hereby.

11.6.2.	At the Closing Seller shall:

11.6.2.1.
Seller’s Board and Shareholder Resolutions.  Deliver PPHE Hotel and Buyer true and correct copies of the resolutions of Seller’s board of directors and shareholders in the forms attached hereto as Schedule 11.6.2.1, authorizing inter alia, the consummation of the Transaction by Seller subject to the terms and conditions hereof, the execution delivery and performance by Seller of this Agreement, including the Ancillary Agreements, and the transfer and sale of the Purchased Shares and the assignment and transfer of the Intercompany Loan to Buyer;

11.6.2.2.
Confirmation of No Indebtedness.  Deliver to the Buyer and PPHE Hotel a confirmation in the form attached here as Schedule 11.6.2.2 that, following execution of the Ancillary Documents, as at the Closing Date and the Transfer Date:

11.6.2.2.1.	There are no subsisting guarantees, indemnities or similar arrangements given by the Purchased Companies or their Subsidiaries in favour of the Seller’s Group;

11.6.2.2.2.	That neither the Seller nor the other members of the Seller’s Group are indebted to the Purchased Companies or any of their Subsidiaries;

11.6.2.2.3.	There are no amounts owing to the Seller’s Group by the Purchased Companies and/or any of their Subsidiaries; and

11.6.2.2.4.
To the extent that there are any such guarantees, indemnities, similar arrangements, indebtedness or other amounts, the Seller (for itself and for each of member of the Seller’s Group) hereby irrevocably and unconditionally (i) waive any liability of the Purchased Companies and their Subsidiaries in respect of the same, and (ii) release each of the Purchased Companies and their Subsidiaries from any liabilities in respect thereof.

11.6.2.3.	Elbit Deed of Guarantee. Seller shall procure that Elbit delivers to Buyer and PPHE Hotel the duly executed Elbit Deed of Guarantee.

11.6.2.4.	Additional Documents. All other documents reasonably requested by Buyer and/or PPHE Hotel in order to consummate the transactions set out in this Section 11.6.2 as contemplated hereby.

11.7.
The Parties shall take such additional steps and perform such additional acts as are required or mandated by operation of applicable law so as to ensure that each of the Closing transactions are properly performed and that such transactions are properly and finally consummated in accordance with the intention of the Parties. In particular, and without prejudicing the above, PPHE Hotel and Buyer shall comply with the requests of, and shall assure the receipt of approvals from, the regulatory authorities, and PPHE Hotel, Buyer and Seller shall comply with the requests of Bank Hapoalim, and Aareal Bank, as shall be required to fulfill and complete the above transactions as set forth above.

12.	Post-Closing Events

12.1.	Transfer Date

12.1.1.
Subject to the satisfaction or waiver of each of the Transfer Conditions set forth in Section 12.1.3, the acts and deeds set forth in Section 12.1.4 shall take place on a date which is two Business Days after the date of the satisfaction of all of the Transfer Conditions or such other date agreed by the Parties (the “Transfer Date”), at the offices of the Notary or at such place as shall be mutually agreed. Each of the Seller, Buyer and PPHE Hotel shall use its reasonable commercial efforts to cause the satisfaction of the Transfer Conditions prior to April 30, 2012, provided however that should the Transfer Conditions will not be satisfied as of such date, the aforementioned date shall be automatically postponed to May 15, 2012 (subject to further agreed extensions).

12.1.2.
The closing and consummation of the acts and deeds set forth in Section 12.1.412.1.4 at the Transfer Date, and the obligations of PPHE Hotel and Buyer to consummate such acts and deeds, are subject to the fulfillment of the following Transfer Conditions, any one or more of which may be waived in whole or in part by PPHE Hotel and Buyer, which waiver shall be at the sole discretion of PPHE Hotel and Buyer , at or before the Transfer Date: (i) Aareal Bank Release and Consent.  Buyer and PPHE Hotel shall have received the Aareal Bank Release and Consent in form and substance satisfactory to Buyer and PPHE Hotel at their reasonable discretion; (ii) Evidence confirming the Release of Bank Hapoalim Pledges.  Seller and PPHE Hotel shall have received evidence satisfactory to each of them that the Bank Hapoalim Pledges have been fully and finally released (subject to the Continuing Encumbrances which as and from the Transfer Date shall apply to Buyer); (iii) Bank Hapoalim Release of the Elbit VM Guarantees. the Bank Hapoalim Release of the Elbit VM Guarantees that has been received by Seller, is satisfactory to Buyer and PPHE Hotel at their reasonable discretion; (iv) the Closing shall have occurred; and (v) Legal Action. There shall not have been any law, regulation, order, writ, injunction or decree of any governmental body of competent jurisdiction and there shall not have been instituted or threatened any legal proceeding seeking to prohibit the performance of the acts and deeds set forth in Section 12.1.4 hereof.

12.1.3.
The closing and consummation of the acts and deeds set forth in Section 12.1.412.1.4 at the Transfer Date, and the obligations of Seller to consummate such acts and deeds, are subject to the fulfillment of the following Transfer Conditions, any one or more of which may be waived in whole or in part by Seller, which waiver shall be at the sole discretion of Seller, at or before the Transfer Date: (i) Aareal Bank Release and Consent.  Seller and PPHE Hotel shall have received the Aareal Bank Release and Consent in form and substance satisfactory to Seller at its reasonable discretion; (ii) Bank Hapoalim Release of the Elbit VM Guarantees.  Seller shall have received the Bank Hapoalim Release of the Elbit VM Guarantees in form and substance satisfactory to Seller at its sole discretion; (iii) the Closing shall have occurred; and (iv) Legal Action. There shall not have been any law, regulation, order, writ, injunction or decree of any governmental body of competent jurisdiction and there shall not have been instituted or threatened any legal proceeding seeking to prohibit the performance of the acts and deeds set forth in Section 12.1.412.1.4 hereof.

(the preconditions set forth in Sections 12.1.2 and 12.1.3 above, shall be referred to herein, collectively, as the “Transfer Conditions”).

12.1.4.	At the Transfer Date PPHE Hotel and/or the Buyer shall:

12.1.4.1.
pay the Cash Payment in immediately available funds by wire transfer into the Notary Third Party Account, following which the Notary is hereby irrevocably instructed, by both Parties and in accordance with the Dutch Powers of Attorney, to execute the Deed of Transfer and transfer the Purchased Shares to the Buyer.

12.1.4.2.
Issuance of PPH Shares. Simultaneously with the Cash Payment in accordance with clause 12.1.4.1, PPHE Hotel shall issue and allot to Seller the PPH Shares credited as fully paid up and shall: (i) procure that Capita registers the PPH Shares on that date in uncertificated form at the CREST system (i.e. in an electronic registration through Capita as PPHE Hotel’s CREST registration agent) to the CREST nominee account designated by Seller in writing prior to the Transfer Date as the nominee account through which Seller shall hold the PPH Shares (the “Seller Nominee Account”); (ii) procure that the PPH Shares are on that date admitted to listing on the Official List and to trading on the Main Market of the LSE (“Admission”);  and (iii) provide Seller on that date with a written confirmation that all of the PPH Shares have been allotted and issued to Seller credited as fully paid up, pari passu with the other ordinary shares of PPH and registered in the name of the Seller Nominee Account (through CREST) and that Admission has taken place, in accordance with the provisions of this Agreement.

12.1.5.
The Parties shall take such additional steps and perform such additional acts as are required or mandated by operation of applicable law so as to ensure that each of the Transfer Date acts and deeds are properly performed and that the Transaction is properly and finally consummated in accordance with the intention of the Parties, the Purchased Shares are transferred to the Buyer and the Consideration is fully paid or tendered to Seller.

12.2.	Delivery of Financial Statements.

12.2.1.
For the purpose of preparing Elbit's consolidated financial statements, no later than 45 days as from the Closing Date, PPHE Hotel and Buyer shall deliver to Seller reviewed financial statements of Victoria Monument and each of the Subsidiaries for the financial quarter ending as of March 31, 2012.

12.2.2.	The Seller shall provide the Seller Companies with an opening balance sheet for Dutch corporate income tax purposes as from the fiscal unity dissolution date.

12.3.	Filings and Corporate Actions

12.3.1.
PPHE Hotel shall, immediately after the Transfer Date, make all filings and reports, and make all the registrations, relating to the sale and issuance of the PPH Shares at the name of Seller (or Elbit, as Seller shall direct) as the lawful and beneficial owner thereof, and the registration of the PPH Shares for trading at the LSE, as required under all applicable laws and stock exchange regulations.

12.3.2.
Seller and each of the Purchased Companies shall, immediately after the Transfer Date, make all filings and reports, and make all the registrations, relating to the sale and transfer of the Purchased Shares at the name of Buyer as the lawful and beneficial owner thereof, as required under all applicable laws.

12.4.	Delivery of Books and Records.

Seller shall deliver to the address of Buyer (which will be at that moment the address of Victory Enterprises and Amalfa) all books and records (including, without limitation, copies of tax returns, financial statements, minutes of shareholders meetings and such other statutory documents) of Victory Enterprises and Amalfa which are at its possession.

13.	Taxation

All Taxes, impositions and other duties whatsoever that shall be due as a result of and/or in connection with this Agreement and/or the Transaction contemplated herein (if any), shall be borne and paid by the Party obliged to pay same in accordance with the applicable law, unless specified otherwise.

14.	Term & Termination

14.1.	This Agreement shall become effective upon the execution thereof by all Parties hereto.

14.2.
In the event that, prior to the completion of the Transfer in accordance with Section 12.1.4, despite the Parties' reasonable commercial efforts to satisfy the Transfer Conditions, such Transfer shall not have taken place or been completed by May 31, 2012 (the “Long Stop Date”), subject to agreed extensions, then, the Buyer shall be entitled, but not obliged, to terminate this Agreement by written notice to the Seller, effective immediately, with no further obligations to either Party and without sanction, penalty or other adverse consequence.

14.3.	Notwithstanding anything to the contrary, Seller shall be entitled to terminate this Agreement (including the Ancillary Agreements):-

14.3.1.	the Transfer Conditions shall not have been satisfied by the Long Stop Date;

14.3.2.
prior to the Transfer Date – if PPHE Hotels and/or Buyer becomes insolvent or admits in writing its inability to pay its debts as they mature, or applies for, consents to or acquiesces in the appointment of a trustee or receiver or liquidator (or any analogue officer) for such entity or any property thereof; or, in the absence of such application, consent or acquiescence, a trustee or receiver or liquidator (or any analogue officer) is appointed for such entity or for a substantial part of the property thereof and is not discharged within 90 (ninety) days; or, any bankruptcy, insolvency or other proceeding under any bankruptcy or insolvency law is instituted by or brought against such entity, and if instituted against such entity is consented to or acquiesced in by the Company or remains for 90 (ninety) days undismissed; or such entity shall commence winding-up by reason of insolvency or shall make assignment for the benefit of creditors; and

14.3.3.	if Buyer shall fail to pay the Cash Payment and allot the PPH Shares in accordance with the terms of this Agreement at or before the Long Stop Date.

14.4.
Effect of Termination. Termination by either Party of this Agreement in terms of Section 14.2 or 14.3 above shall be without sanction or penalty or other adverse consequence to either Party. Upon termination of this Agreement, the Assignment and Assumption Agreement, the PPHE Deed of Guarantee, the Elbit Deed of Guarantee and the Internal Reimbursement Termination Agreements that have been signed at Closing shall automatically be terminated and shall be deemed not to have been entered into.

14.5.	No right to rescind or nullify Agreement following the Transfer Date

To the extent permitted by law, the Parties hereby waive their rights, if any, upon the completion of the acts and deeds set forth in Section 12.1hereof at the Transfer Date  and subject to their occurrence, to annul, rescind or nullify, in whole or in part (gehele danwel partiële ontbinding en vernietiging), or to demand in legal proceedings the rescission (ontbinding) in whole or in part, or nullification (vernietiging) of, this Agreement, whether on the basis of error (dwaling) or otherwise, or to cancel or terminate (opzeggen) this Agreement.

15.	Miscellaneous

15.1.	Further Assurances

Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

15.2.	Governing Law; Jurisdiction

15.2.1.	This Agreement shall be governed by and construed according to the laws of the Netherlands.

15.2.2.
Unless explicitly agreed otherwise, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Amsterdam, the Netherlands. The language to be used in the arbitral proceedings shall be the English language. The governing law of the Agreement shall be the substantive law of the Netherlands. The Parties shall be bound by the decision of the arbitrator, whose decision shall be final and enforceable in any court of competent jurisdiction. The arbitrator shall be bound by Section 10 (Limitation of Liability) above and accordingly, shall not be empowered to award punitive or consequential damages to either Party, as set forth therein. The arbitrator’s judgment shall be surrendered in writing in English and the arbitrator shall have to reason his/her award.

15.3.	Successors and Assigns; Assignment

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party to this Agreement, with the exception of assignment by Seller of its right to receive the Cash Payment and Remaining Cash Payment from Buyer.

Notwithstanding the foregoing, Buyer may grant a security interest in any of its rights under this Agreement in whole or in part to any other Person who shall (i) be a reputable bank or financial institution; and (ii) finance the Consideration or any part thereof  (the “Buyer's Financing Assignee”). The Parties acknowledge and agree that if the Buyer grants a security interest in any of its rights under this Agreement in whole or in part to such Buyer's Financing Assignee, the Seller (and Elbit as its guarantor) shall be under no greater obligation or liability thereby than if such security interest had never been granted and the amount of loss or damage recoverable by the Buyer's Financing Assignee shall be calculated as if that Person was originally named as the Buyer in this Agreement (and, in particular the amount of loss or damage recoverable by the Buyer's Financing Assignee shall not exceed the sum which would have been recoverable hereunder by the Buyer in respect of the relevant fact, matter or circumstance).

15.4.	Entire Agreement; Amendment and Waiver

15.4.1.
This Agreement, the Ancillary Agreements and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the Parties to this Agreement.

15.4.2.	The Schedules and Exhibits to this Agreement are an integral part hereof and shall be in full force and effect as provisions of this Agreement.

15.5.	Notices

All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing in the English or Hebrew languages and shall be mailed by registered mail, by fax or otherwise delivered by hand or by messenger, and shall be addressed to the respective Party as follows (or at such other address as the Party shall notify each other Party in writing as herein provided):

To PPHE Hotel and Buyer:

PPHE Hotel Group Ltd.
1st and 2nd Floors, Elizabeth House
Les Ruettes Brayes
St. Peter Port
Guernsey GY1 1EW
Channel Islands

With a copy to:

Mr. Boris Ivesha, President & CEO
12 David Mews
London
W1U 6EG, UK

And

Mr. Chen Moravsky, CFO
Vinoly Tower, 5th floor
Claude Debussylaan 14
1082 MD Amsterdam
The Netherlands

To Seller:               B.E.A. Hotels, N.V.
Keizersgracht 241, EA1016 Amsterdam
the Netherlands

With a copy to:

Elbit Imaging Ltd.
2 Weitzman Street,
Tel Aviv 64239, Israel
Attention: Mr. Zvi Maayan, Adv.
Tel No.: 03-6086019
Fax No.: 03-6086050
Email: zvim@elbitimaging.com
And to the attention of:
Mr. Doron Moshe, CFO
Email: doronm@elbitimaging.com

Any notice sent in accordance with this Section shall be effective - (a) if mailed, fourteen (14) Business Days after mailing; (b) if by fax, together with a confirmation of such transmission, ; and (c) if sent by messenger, upon delivery.

Notwithstanding anything to the contrary above, any notice of change of address shall only be valid upon receipt.

15.6.	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any rights, powers or remedies accruing in connection with any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  Unless where explicitly specified otherwise in this Agreement, all remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

15.7.	Severability

If any provision of this Agreement shall be found or be held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party hereto. In such event, the Parties shall use their best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly effectuates the Parties’ intent in entering into this Agreement.

15.8.	Confidentiality

15.8.1.
The terms and conditions of this Agreement and the transactions described herein, including the existence hereof and thereof, shall be confidential information and shall not be disclosed to any third party except as required by applicable law and stock exchange regulation and other than to such Party's advisors or employees on a need to know basis and provided such Persons are already bound or agree to be bound by similar confidentiality provisions.

This confidentiality obligation shall not apply to information which the Parties lawfully received from third parties or which is in the public domain. Each of the Parties hereby acknowledge that PPHE Hotel and Elbit are publicly traded companies and are therefore subject to reporting liabilities under securities laws and regulations and that such mandatory disclosure shall not be deemed as a breach of the aforementioned confidentiality obligation by the reporting party. In the event of a disclosure required by law other than securities laws and regulations, the disclosing party shall use all reasonable efforts to obtain confidential treatment of materials so disclosed and to timely coordinate all such reports and filings (both scope and substance) with the other Party to this Agreement.

15.9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Intentionally left blank]

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth:

B.E.A. Hotels N.V.

By: Doron Moshe
Title:______________________
Signature: /s/ Doron Moshe
and
By: Zvi Maayan
Title:______________________
Signature: /s/ Zvi Maayan

PPHE Hotel Group Limited

By: Nigel Jones
Title: /s/ Director
Signature: /s/ Nigel Jones
and
By: K. McAuliffe
Title: Director
Signature: /s/ K. McAuliffe

PPHE Netherlands B.V.

By: Euro Sea Hotels N.V.
Title:Director
Signature:/s/ Chen Carlos Moravsky
and
By: _______________________
Title: ______________________
Signature: __________________

Exhibit A

Seller’s Shareholdings in Purchased Companies

1.	5,000 ordinary shares (nominal value per share NLG 100), numbered 1 through 5,000, issued and paid up in the share capital of Victory Enterprises II B.V.

2.	18,000 ordinary shares (nominal value per share EUR 1), numbered 1 through 18,000, issued and paid up in the share capital of Amalfa Investments B.V.

3.	9,000 Ordinary shares (nominal value per share EUR 1), numbered 9,001 through 18,000, issued and paid up in the share capital of Victoria Monument B.V.

4.
Following the transfer of the Astrid Activity, Victory Enterprises and Amalfa are the shareholders and lawful owners of the legal entities as set forth in the following holdings chart, with the holding percentage as set forth therein:

Exhibit B

Intercompany Loan

As set forth in the Assignment and Assumption Agreement

Schedule 4.2

PPHE Deed of Guarantee

In consideration of, and as an inducement to, the execution of the above Share Purchase Agreement, we the undersigned, PPHE Hotel Group Limited (“PPHE Hotel” or “Guarantor”), hereby irrevocably and unconditionally executing this deed and hereby guarantees to B.E.A. Hotels N.V., its successors and assigns (“Seller”), the fulfillment of PPHE Netherlands B.V.’s (“Buyer”) representations, warranties, obligations and undertakings under the above Share Purchase Agreement dated March 30, 2012, entered into by all such parties in connection with the sale and transfer of all of Seller’s shareholdings to Buyer in Victory Enterprises, Amalfa and Victoria Monument, and the transfer and assignment of the Intercompany Loan (which share purchase agreement shall include all Ancillary Agreements relating hereto, including, without limitation, the Assignment and Assumption Agreement, as defined in such agreement, as may be amended by the Parties from time to time; collectively, the “Agreement”). Capitalized terms used in this Deed of Guarantee and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

  Guarantor consents and agrees that: (1) this Guarantee is a direct and immediate liability of Guarantor; (2) this liability will not be contingent or conditioned upon Seller’s pursuit of any remedies against Buyer or any other party; (3) unless expressly specified otherwise in writing, this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence which Seller may from time to time grant to Buyer or to any other party, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which will in any way modify or amend this Deed of Guarantee, which will be continuing and irrevocable for so long as any performance is or might be owed under the Agreement by Buyer, and for so long as Seller have any cause of action against Buyer; (4) this Deed of Guarantee will enter into force at the Transfer Date upon the consummation of the acts and deeds set forth in Section 12.1.4 of the Agreement, and will continue in full force and effect for (and as to) any extension or modification of the Agreement and despite any transfer of any interest in the Agreement or Buyer in accordance with the Agreement. If and in the event that the Transfer Conditions shall not be satisfied or waived at or before the Long Stop Date and the Agreement is terminated by either party, and consequently, the acts and deeds set forth in Section 12.1.4 of the Agreement shall not take place as of such date, than this Deed of Guarantee shall automatically be terminated and be deemed not to have been entered into; and (5) Guarantor waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

  Guarantor waives: (i) all rights to payments and claims for reimbursement or subrogation which it may have against Seller arising as a result (and only as a result) of its execution of and performance under this Deed of Guarantee; and (ii) notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to Buyer or any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which Guarantor may be entitled.

  Accordingly, Seller shall be entitled to take all steps to realize its rights under the Agreement, in whole or in part, from Guarantor independently from any other right or proceeding vis-à-vis Buyer, as if Guarantor was a party to such representations, warranties, obligations and undertakings instead of Buyer. Additionally, Seller shall have no requirement to seek or exhaust remedies from Buyer prior or as a precondition to seeking remedy and relief from Guarantor, and Guarantor hereby irrevocably waives any right or remedy available to guarantors under any law at any jurisdiction, requiring a creditor to initiate proceedings and/or exhaust remedies from a debtor prior or as a precondition to the pursue of remedies from a guarantor, if and to the extent such law applies to Guarantor’s undertakings hereunder.

        Governing Law; Jurisdiction. This Guarantee shall be governed by and construed according to the laws of the Netherlands. Unless explicitly agreed otherwise, any dispute arising out of or in connection with this Guarantee, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Amsterdam, the Netherlands. The language to be used in the arbitral proceedings shall be the English language. The governing law of the Guarantee shall be the substantive law of the Netherlands. The parties shall be bound by the decision of the arbitrator, whose decision shall be final and enforceable in any court of competent jurisdiction. The arbitrator shall be bound by Section 10 (Limitation of Liability) of the Agreement and accordingly, shall not be empowered to award punitive or consequential damages to either party, as set forth therein. The arbitrator’s judgment shall be surrendered in writing in English and the arbitrator shall have to reason his/her award. Notwithstanding the foregoing, if Guarantor is alleged to have breached this Guarantee, and the alleged breach is likely to result in irreparable injury and/or continuing damage to the Seller for which there will be no other adequate remedy at law, then the Seller shall be entitled to seek injunctive relief or any other interim remedy from any court of competent jurisdiction.

  Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Guarantee may be assigned or transferred without the prior consent in writing of each party to this Guarantee, with the exception of assignments and transfers from Seller to any of its Affiliates permitted under the Agreement.

        Amendment and Waiver. Any term of this Guarantee may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Guarantee.

  Notices. All notices and other communications required or permitted hereunder to be given to a party to this Guarantee shall be in writing in the English or Hebrew languages and shall be mailed by registered mail, by fax or otherwise delivered by hand or by messenger, and shall be addressed to the respective party as follows (or at such other address as the Party shall notify each other Party in writing as herein provided):

To PPHE Hotel:

PPHE Hotel Group Ltd., 1st and 2nd Floors, Elizabeth House, Les Ruettes Brayes

St. Peter Port, Guernsey GY1 1EW, Channel Islands

With a copy to:

Mr. Boris Ivesha, President & CEO, 12 David Mews, London,W1U 6EG, UK

And Mr. Chen Moravsky, CFO, Vinoly Tower, 5th floor, Claude Debussylaan 14, 1082 MD Amsterdam, The Netherlands

To Seller:

B.E.A. Hotels, N.V., Keizersgracht 241, EA1016 Amsterdam, the Netherlands

With a copy to:

Elbit Imaging Ltd., 2 Weitzman Street, Tel Aviv 64239, Israel

Attention: Mr. Zvi Maayan, Adv., Tel No.: 03-6086019, Fax No.: 03-6086050, Email: zvim@elbitimaging.com

And to the attention of: Mr. Doron Moshe, CFO,

Email: doronm@elbitimaging.com

  Any notice sent in accordance with this Section shall be effective - (a) if mailed, fourteen (14) Business Days after mailing; (b) if by fax, together with a confirmation of such transmission, ; and (c) if sent by messenger, upon delivery. Notwithstanding anything to the contrary above, any notice of change of address shall only be valid upon receipt.

   Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Guarantee, shall be deemed a waiver of any rights, powers or remedies accruing in connection with any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Guarantee, or any waiver on the part of any party of any provisions or conditions of this Guarantee, must be in writing and shall be effective only to the extent specifically set forth in such writing.  Unless where explicitly specified otherwise in the agreement or in this Guarantee, all remedies, either under this Guarantee or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

   Severability. If any provision of this Guarantee shall be found or be held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Guarantee, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party hereto. In such event, the parties shall use their best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly effectuates the parties’ intent in entering into this Guarantee.

Signed as a deed by PPHE Hotel Group Limited acting by _____________ [NAME OF AUTHORISED SIGNATORY] and ______________ [NAME OF AUTHORISED SIGNATORY]
________________________
Authorized signatory

________________________
Authorized signatory

Schedule 4.3

Elbit Deed of Guarantee

In consideration of, and as an inducement to, the execution of the above Share Purchase Agreement, we the undersigned, Elbit Imaging Limited (“Elbit” or “Guarantor”), hereby irrevocably and unconditionally executing this deed and hereby guarantees to PPHE Netherlands B.V., its successors and assigns (“Buyer”), the fulfillment of B.E.A. Hotels N.V.’s (“Seller”) representations, warranties, obligations and undertakings under the above Share Purchase Agreement dated March 30, 2012, entered into by all such parties in connection with the sale and transfer of all of Seller’s shareholdings to Buyer in Victory Enterprises, Amalfa and Victoria Monument, and the transfer and assignment of the Intercompany Loan (which share purchase agreement shall include all Ancillary Agreements relating hereto, including, without limitation, the Assignment and Assumption Agreement, as defined in such agreement, as may be amended by the Parties from time to time; collectively, the “Agreement”). Capitalized terms used in this Deed of Guarantee and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

  Guarantor consents and agrees that: (1) this Guarantee is a direct and immediate liability of Guarantor; (2) this liability will not be contingent or conditioned upon Buyer’s pursuit of any remedies against Seller or any other party; (3) unless expressly specified otherwise in writing, this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence which Buyer may from time to time grant to Seller or to any other party, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which will in any way modify or amend this Deed of Guarantee, which will be continuing and irrevocable for so long as any performance is or might be owed under the Agreement by Seller, and for so long as Buyer have any cause of action against Seller; (4) this Deed of Guarantee will enter into force at the Transfer Date upon the consummation of the acts and deeds set forth in Section 12.1.4 of the Agreement, and will continue in full force and effect for (and as to) any extension or modification of the Agreement and despite any transfer of any interest in the Agreement or Seller in accordance with the Agreement. If and in the event that the Transfer Conditions shall not be satisfied or waived at or before the Long Stop Date, and consequently, the acts and deeds set forth in Section 12.1.4 of the Agreement shall not take place as of such date and the Agreement is terminated by either party thereto, than this Deed of Guarantee shall automatically be terminated and be deemed not to have been entered into; and (5) Guarantor waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

  Guarantor waives: (i) all rights to payments and claims for reimbursement or subrogation which it may have against Buyer arising as a result (and only as a result) of its execution of and performance under this Deed of Guarantee; and (ii) notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to Seller or any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which Guarantor may be entitled.

  Accordingly, Buyer shall be entitled to take all steps to realize its rights under the Agreement, in whole or in part, from Guarantor independently from any other right or proceeding vis-à-vis Seller, as if Guarantor was a party to such representations, warranties, obligations and undertakings instead of Seller. Additionally, Buyer shall have no requirement to seek or exhaust remedies from Seller prior or as a precondition to seeking remedy and relief from Guarantor, and Guarantor hereby irrevocably waives any right or remedy available to guarantors under any law at any jurisdiction, requiring a creditor to initiate proceedings and/or exhaust remedies from a debtor prior or as a precondition to the pursue of remedies from a guarantor, if and to the extent such law applies to Guarantor’s undertakings hereunder.

  Governing Law; Jurisdiction. This Guarantee shall be governed by and construed according to the laws of the Netherlands. Unless explicitly agreed otherwise, any dispute arising out of or in connection with this Guarantee, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Amsterdam, the Netherlands. The language to be used in the arbitral proceedings shall be the English language. The governing law of the Guarantee shall be the substantive law of the Netherlands. The parties shall be bound by the decision of the arbitrator, whose decision shall be final and enforceable in any court of competent jurisdiction. The arbitrator shall be bound by Section 10 (Limitation of Liability) of the Agreement and accordingly, shall not be empowered to award punitive or consequential damages to either party, as set forth therein. The arbitrator’s judgment shall be surrendered in writing in English and the arbitrator shall have to reason his/her award. Notwithstanding the foregoing, if Guarantor is alleged to have breached this Guarantee, and the alleged breach is likely to result in irreparable injury and/or continuing damage to the Buyer for which there will be no other adequate remedy at law, then the Buyer shall be entitled to seek injunctive relief or any other interim remedy from any court of competent jurisdiction.

   Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Guarantee may be assigned or transferred without the prior consent in writing of each party to this Guarantee.

        Amendment and Waiver. Any term of this Guarantee may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Guarantee.

  Notices. All notices and other communications required or permitted hereunder to be given to a party to this Guarantee shall be in writing in the English or Hebrew languages and shall be mailed by registered mail, by fax or otherwise delivered by hand or by messenger, and shall be addressed to the respective party as follows (or at such other address as the Party shall notify each other Party in writing as herein provided):

To PPHE Hotel:

PPHE Hotel Group Ltd., 1st and 2nd Floors, Elizabeth House, Les Ruettes Brayes

St. Peter Port, Guernsey GY1 1EW, Channel Islands

With a copy to:

Mr. Boris Ivesha, President & CEO, 12 David Mews, London,W1U 6EG, UK

And Mr. Chen Moravsky, CFO, Vinoly Tower, 5th floor, Claude Debussylaan 14, 1082 MD Amsterdam, The Netherlands

To Seller:

B.E.A. Hotels, N.V., Keizersgracht 241, EA1016 Amsterdam, the Netherlands

With a copy to:

Elbit Imaging Ltd., 2 Weitzman Street, Tel Aviv 64239, Israel

Attention: Mr. Zvi Maayan, Adv., Tel No.: 03-6086019, Fax No.: 03-6086050, Email: zvim@elbitimaging.com

And to the attention of: Mr. Doron Moshe, CFO,

Email: doronm@elbitimaging.com

  Any notice sent in accordance with this Section shall be effective - (a) if mailed, fourteen (14) Business Days after mailing; (b) if by fax, together with a confirmation of such transmission, ; and (c) if sent by messenger, upon delivery. Notwithstanding anything to the contrary above, any notice of change of address shall only be valid upon receipt.

Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Guarantee, shall be deemed a waiver of any rights, powers or remedies accruing in connection with any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Guarantee, or any waiver on the part of any party of any provisions or conditions of this Guarantee, must be in writing and shall be effective only to the extent specifically set forth in such writing.  Unless where explicitly specified otherwise in the agreement or in this Guarantee, all remedies, either under this Guarantee or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

Severability. If any provision of this Guarantee shall be found or be held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Guarantee, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party hereto. In such event, the parties shall use their best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly effectuates the parties’ intent in entering into this Guarantee.

Signed as a deed by Elbit Imaging Limited acting by Mr. Doron Moshe and Mr. Adar Shashouh

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Authorized signatory

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Authorized signatory